UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Wednesday, June 24, 2026 at 9:00 a.m. Pacific Time

Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2026

Items of business:
•Election of ten directors nominated by the Board of Directors
•Advisory approval of our executive compensation
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2027
•Four stockholder proposals, if properly presented
•Transaction of other business properly brought before the meeting

Record date:	You can attend and vote at the 2026 Meeting if you were a stockholder of record at the close of business on April 27, 2026.

Virtual meeting admission:	We will be holding the 2026 Meeting virtually at the location listed above. To participate, you will need the Control Number included on your notice of proxy materials or printed proxy card.

Pre-meeting forum:	To communicate with our stockholders in connection with the 2026 Meeting, we have established a pre-meeting forum located at www.proxyvote.com where you can submit questions in advance.
Your vote is very important. Whether or not you plan to attend the 2026 Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting during the 2026 Meeting, you may vote in advance online, by telephone, or, if you have elected to receive a paper proxy card in the mail, by mailing the completed proxy card.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 24, 2026. This Notice, our Proxy Statement, our Annual Report on Form 10-K, and our Annual Review are available at www.nvidia.com/proxy.
By Order of the Board of Directors
Timothy S. Teter
Secretary
2788 San Tomas Expressway, Santa Clara, California 95051
May 12, 2026

NVIDIA Corporation
This proxy statement contains forward-looking statements. All statements other than statements of historical or current facts made in this document are forward-looking. Forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections, are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended January 25, 2026.

DEFINITIONS

2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
AC	Audit Committee of the Board
ASC 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718: Compensation - Stock Compensation
Base Compensation Plan	Performance goal necessary to earn the target award under the Variable Cash Plan and for the target numbers of SY PSUs and MY PSUs to become eligible to vest
Board	The Company’s board of directors
Bylaws	The Company’s Amended and Restated Bylaws
CAP	“Compensation actually paid,” as defined under Item 402(v) of Regulation S-K
CC	Compensation Committee of the Board
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	The Company’s Restated Certificate of Incorporation
Control Number	Identification number for each stockholder included in Notice or proxy card
CS	Corporate Sustainability
CSSC	Corporate Sustainability Steering Committee
DEI	Diversity, Equity, and Inclusion
ERM	Enterprise Risk Management
ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
EVP	Executive Vice President
Exchange Act	Securities Exchange Act of 1934, as amended
Fiscal 20__	The Company’s fiscal year ended on the last Sunday in January of the stated year
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2026 filed with the SEC on February 25, 2026
GAAP	Generally accepted accounting principles in the United States
GHG	Greenhouse gas
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
Meeting	Annual Meeting of Stockholders
MY PSUs	Multi-year PSUs based on 3-year TSR relative to the S&P 500 with a three-year performance metric, vesting after three years
Nasdaq	The Nasdaq Stock Market LLC
NCGC	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers consisting of our CEO, our CFO, and our other three most highly compensated executive officers as of the end of Fiscal 2026
Non-GAAP Operating Income
GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition-related and other costs, and other. Please see Reconciliation of Non-GAAP Financial Measures in our CD&A for a reconciliation between the non-GAAP financial measures and GAAP results

Notice	Notice of Internet Availability of Proxy Materials
NVIDIA, Company, we, us, our	NVIDIA Corporation, a Delaware corporation
NYSE	New York Stock Exchange
PSU	Performance stock unit
PwC	PricewaterhouseCoopers LLP
RSU	Restricted stock unit
S&P 500	Standard & Poor’s 500 Composite Index
SEC	U.S. Securities and Exchange Commission
Section 162(m)	Section 162(m) of the Internal Revenue Code
Securities Act	Securities Act of 1933, as amended
Stretch Compensation Plan	Performance goal necessary to earn the maximum award under the Variable Cash Plan and for the maximum numbers of SY PSUs and MY PSUs to become eligible to vest
SY PSUs	PSUs based on annual Non-GAAP Operating Income performance with a single-year performance metric, vesting over four years
Threshold	Minimum performance goal necessary to earn an award under the Variable Cash Plan and for SY PSUs and MY PSUs to become eligible to vest
TSR	Total shareholder return
Variable Cash Plan	The Company’s variable cash compensation plan

BUSINESS OVERVIEW
Fiscal 2026 marked another year of strong growth for NVIDIA, with revenue surging 65% year on year to $215.9 billion reflecting continued momentum across our platform transitions to accelerated computing and AI. Growth was led by Compute & Networking, where Data Center compute revenue grew 59% driven by demand for our Blackwell platform, and Data Center networking revenue increased 142% driven by the ramp of NVLink compute fabric for Blackwell systems, as well as continued growth in Ethernet and InfiniBand. Gross margin was 71.1%, operating income reached $130.4 billion and diluted earnings per share increased 67% to $4.90.

Fiscal 2026 Results

Revenue	Gross Margin	Operating Income	Diluted Earnings Per Share
$215.9 billion	71.1%	$130.4 billion	$4.90
up 65% year on year	down 3.9 points year on year	up 60% year on year	up 67% year on year

Fiscal 2026 Reportable Segments

Our two reportable segments are “Compute & Networking” and “Graphics”:

	Compute & Networking	Graphics	Total

Revenue	$193.5 billion (1)	$22.5 billion (1)	$215.9 billion
	up 67% year on year	up 57% year on year	up 65% year on year

Operating Income (2)	$130.1 billion	$9.2 billion	$139.3 billion
	up 57% year on year	up 80% year on year	up 58% year on year

(1) This figure has been rounded to the nearest tenth of a billion. Due to rounding, the sum of the figures does not equal the total as presented.
(2) Segment operating income differs from consolidated operating income as certain expenses are not allocated to either Compute & Networking or Graphics for purposes of making operating decisions or assessing financial performance.

Fiscal 2026 Market Platforms

Our platforms address four large markets where our expertise is critical:

OpenClaw
Overview
Instructions
Troubleshooting
Basic idea
What you'll accomplish
Popular use cases
Resources

Data Center	Gaming	Professional Visualization	Automotive
$193.7 billion revenue	$16.0 billion revenue	$3.2 billion revenue	$2.3 billion revenue
up 68% year on year	up 41% year on year	up 70% year on year	up 39% year on year

Business Highlights

•Launched and scaled the NVIDIA Blackwell Ultra platform – built on the architectural breakthroughs of Blackwell, delivering 50x higher throughput and 35x lower token cost versus Hopper

•Extended our inference leadership – sweeping MLPerf and SemiAnalysis InferenceMax benchmarks – by leveraging our extreme co-design approach, where GPUs, CPUs, networking, security, software, power delivery, and cooling are architected together as a single system, rather than optimized in isolation to maximize performance per watt

•Introduced the NVIDIA Vera Rubin platform – including new chips and racks – built for agentic AI and co-designed to deliver up to 10x lower token cost versus Blackwell

•Entered into a non-exclusive licensing agreement with Groq and introduced the NVIDIA Groq 3 LPX, an accelerator for NVIDIA Vera Rubin, designed to meet the low-latency and large-context demands of agentic systems

•Announced new and expanding partnerships to cultivate ecosystem growth, unlock new markets, and accelerate NVIDIA platform adoption, including those with Anthropic, Meta, Nokia, and OpenAI

•Turbocharged AI market development with an accelerating release cadence of NVIDIA open models including Nemotron for agentic AI, Cosmos for physical AI, and Alpamayo for autonomous vehicles

•Announced key physical AI milestones including $6 billion in Fiscal 2026 physical AI revenue, NVIDIA DRIVE-powered L4-ready Mercedes-Benz vehicles, and an Uber partnership to scale the world’s largest L4-ready mobility network

•Advanced quantum computing with new technologies and NVIDIA-powered systems including NVIDIA NVQLink GPU-QPU interconnect and ABCI-Q, the world’s largest Quantum research supercomputer

Fiscal 2026 Shareholder Returns

Total Shareholder Return (TSR)*	Return of Capital to Shareholders (in billions)

*Represents cumulative stock price appreciation with dividends reinvested and is measured for the applicable fiscal year periods based on the closing price ($187.67) of NVIDIA’s common stock on January 23, 2026, the last trading day before the end of our Fiscal 2026, as reported by Nasdaq.

Please see our Form 10-K for more financial information for Fiscal 2026.

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting.
2026 Annual Meeting of Stockholders

Date and time:	Wednesday, June 24, 2026 at 9:00 a.m. Pacific Time
Location:	Virtually at www.virtualshareholdermeeting.com/NVDA2026
Record date:	Stockholders as of April 27, 2026 are entitled to vote
Admission to meeting:	You will need your Control Number to attend the 2026 Meeting
Voting Matters and Board Recommendations
A summary of the 2026 Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6, and 7.

Matter		Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
1	Election of Ten Directors	14	FOR each director nominee	More FOR than AGAINST votes	None	None
2	Advisory Approval of Our Executive Compensation	37	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the Selection of PwC as Our Independent Registered Public Accounting Firm for Fiscal 2027	58	FOR	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A*
Stockholder Proposals:

4	Simple Majority Vote Standard	61	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
5	Report on Faith-Based Community Resource Groups	63	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
6	Report on Workforce Civil Liberties	65	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
7	Greenhouse Gas Emissions Disclosure	67	AGAINST	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
* Because this is a routine proposal, there are no broker non-votes.

Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Independent	Financial Expert (1)	Committee Membership	Number of Other Public Company Boards
Tench Coxe	68	1993		✓		AC, CC
John O. Dabiri	46	2020		✓		CC, NCGC
Jen-Hsun Huang	63	1993
Dawn Hudson	68	2013		✓	✓	CC Chairperson
Harvey C. Jones	73	1993		✓	✓	AC, NCGC
Melissa B. Lora	63	2023		✓	✓	AC, NCGC	1
Stephen C. Neal (Lead Director)	77	2019		✓		NCGC Chairperson
A. Brooke Seawell	78	1997		✓	✓	AC Chairperson	1
Aarti Shah	61	2020		✓		AC, CC	1
Mark A. Stevens	66	2008	(2)	✓		CC, NCGC
(1) Qualified as an AC financial expert.
(2) Previously served as a member of our Board from 1993 until 2006.
The Board recommends that you vote FOR each director nominee.
Recent Refreshment and Nominee Qualifications
Our director nominees reflect a broad range of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. The Board seeks to balance the benefits of continuity and institutional knowledge of our longer-serving directors with the introduction of new perspectives and ideas through the appointment of new directors. In furtherance of this approach, one-third of our independent directors have joined the Board since 2020. The Board, through the NCGC, actively oversees Board composition to maintain an appropriate mix of skills, experience, and perspectives aligned with the Company’s strategy and evolving business needs. As a part of this process, the Board also periodically refreshes committee membership and chairpersons to promote a variety of viewpoints and broaden director engagement across key areas of oversight on the Board committees.

On May 7, 2026, the Board approved an increase in the size of the Board from ten to eleven directors and appointed Suzanne Nora Johnson to fill the newly created directorship, in each case effective July 13, 2026. Ms. Nora Johnson will join the Board effective July 13, 2026, due to a prior professional commitment. She is expected to join the AC on the effective date of her appointment.

Nominee Skills, Competencies, and Attributes

Below are the skills, competencies, and attributes that our NCGC and Board consider important for our directors to have, considering our current business and future market opportunities, and the director nominees who possess them:

	Senior Leadership & Operations Experience	Industry & Technical	Financial /Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management	Human Capital Management Experience
Coxe			✓	✓	✓			✓
Dabiri		✓			✓
Huang	✓	✓	✓	✓	✓	✓	✓	✓
Hudson	✓		✓	✓		✓		✓
Jones	✓	✓	✓	✓	✓	✓		✓
Lora	✓		✓	✓	✓	✓		✓
Neal	✓			✓		✓	✓	✓
Seawell	✓		✓	✓	✓		✓	✓
Shah	✓	✓		✓	✓	✓	✓	✓
Stevens		✓	✓	✓	✓

Corporate Governance Highlights

Our Board is committed to strong corporate governance to promote the long-term interests of the Company and our stockholders. We seek a collaborative approach to stockholder issues that affect our business and to ensure that our stockholders see our governance and executive pay practices as well-structured. In Fall 2025, we contacted our top institutional stockholders, representing an aggregate ownership of 34% of our shares, to gain insights into their views on our corporate governance, compensation and corporate sustainability practices. Highlights of our corporate governance practices include:

✓ All directors independent, except for our CEO
✓ Independent Lead Director
✓ Proxy access
✓ Declassified Board
✓ Majority voting for directors
✓ Active Board oversight of risk management
✓ Stockholders can call a special meeting

✓ 75% or greater attendance by each director at meetings of the Board and applicable committees
✓ Independent directors frequently meet in executive
     sessions
✓ At least annual Board and committee self-assessments
✓ Annual stockholder outreach, including Lead Director participation
✓ Stock ownership guidelines for our directors and NEOs

Advisory Approval of Executive Compensation for Fiscal 2026 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, also known as “say-on-pay,” to approve our NEOs’ compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for performance, providing competitive pay so that we may attract and retain a high-caliber executive team, aligning our executives’ interests with those of our stockholders to create long-term value, and achieving simplicity and transparency with our compensation program. The Board and our stockholders have approved holding our “say-on-pay” votes annually. The Board recommends that you vote FOR Proposal 2.
Executive Compensation Highlights
Our executive compensation program is designed to reward performance. We use compensation elements that align our NEOs’ interests with those of stockholders to drive long-term value. Our NEOs’ compensation is heavily weighted toward performance-based, “at-risk” variable cash and long-term equity awards, which are earned only if the Company achieves pre-established financial metrics, with caps on maximum payouts. In recent years, over 90% of our CEO’s and over 45% of our other NEOs’ total target pay have been performance-based and at-risk. Additionally, 100% of our CEO’s equity awards have been granted solely as PSUs.
For Fiscal 2026, the CC kept NEO cash compensation constant as compared to Fiscal 2025, but increased target equity opportunities for all NEOs to recognize the complexity and scope of their roles and responsibilities. The CC also set Fiscal 2026 target equity opportunities at levels that aligned total target pay for all NEOs other than our CEO to reflect their comparable, significant contributions and impact on corporate performance. To motivate executives, the CC set the Base Compensation Plan revenue goal for the Fiscal 2026 Variable Cash Plan in line with our record Fiscal 2025 results and the Base Compensation Plan Non-GAAP Operating Income goal for SY PSUs granted in Fiscal 2026 in line with our corresponding Fiscal 2025 Stretch Compensation Plan goal.
Financial Performance and Link to Executive Pay
As described in CD&A, a significant portion of our executive pay opportunities are tied to the achievement of financial measures that drive business value and contribute to our long-term success. The tables below show our goals for the applicable periods that were completed at the end of Fiscal 2026, performance achievement against the goals, and their impacts on our executives’ pay.

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2026 Revenue	Payout as a % of Target Opportunity	Fiscal 2026 Non-GAAP Operating Income (1)	Shares Eligible to Vest as a % of Target Opportunity	Fiscal 2024 to 2026 3-Year Relative TSR	Shares Eligible to Vest as a % of Target Opportunity
Threshold	$100.0 billion	50%	$46.0 billion	50%	25th percentile	25%
Base Compensation Plan	$130.0 billion	100%	$71.0 billion	100%	50th percentile	100%
Stretch Compensation Plan	$160.0 billion (2)	200%	$96.0 billion (2)	CEO 150% Other NEOs 200%	75th percentile	CEO 150% Other NEOs 200%

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan		SY PSUs		MY PSUs
Performance Achievement for Period Ended Fiscal 2026 (3)	$215.9 billion revenue		$137.3 billion Non-GAAP Operating Income (1)		100th percentile 3-year TSR relative to S&P 500 (1,055%)
Payout as % of Target Opportunity	200%		CEO 150% Other NEOs 200%		CEO 150% Other NEOs 200%

(1) See Reconciliation of Non-GAAP Financial Measures in CD&A for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) Our original Fiscal 2026 Stretch Compensation Plan revenue goal of $190.0 billion was automatically adjusted to $160.0 billion, and our original Fiscal 2026 Stretch Compensation Plan Non-GAAP Operating Income goal of $120.0 billion was automatically adjusted to $96.0 billion, due to the imposition of additional export controls on the Company’s H20 products during the first half of Fiscal 2026. See Fiscal 2026 Compensation Actions and Achievements—Performance Metrics and Goals for Executive Compensation in CD&A for further discussion of these adjustments.
(3) See Performance Metrics and Goals for Executive Compensation in CD&A for a description and further discussion of revenue, Non-GAAP Operating Income, and 3-year relative TSR.
Ratification of Selection of PwC as our Independent Registered Public Accounting Firm for Fiscal 2027 (Proposal 3)
While not required, we are asking our stockholders to ratify the AC’s selection of PwC as our independent registered public accounting firm for Fiscal 2027, as we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of NVIDIA and our stockholders. The Board recommends that you vote FOR Proposal 3.
Stockholder Proposal 4
A stockholder is asking our Board to take steps to replace the supermajority voting provisions in our Charter and Bylaws with a simple majority standard. The proposal is advisory only and approval of the proposal would not, by itself, implement a simple majority voting standard. At our 2025 Meeting, the Board proposed and recommended that stockholders approve an amendment and restatement of our Charter to eliminate the remaining supermajority voting provisions, which did not pass. The Board recommends that you vote AGAINST Proposal 4.
Stockholder Proposal 5

A stockholder is asking our Board to evaluate and report on faith-based community resource groups. NVIDIA is committed to ensuring that our employees are protected and supported through enterprise-wide policies, practices, and reporting mechanisms. Our Board believes that our existing policies, practices, and feedback mechanisms already address the issues raised in Proposal 5. The Board recommends that you vote AGAINST Proposal 5.
Stockholder Proposal 6

A stockholder is asking our Board to evaluate and report on civil rights and non-discrimination related to DEI. NVIDIA complies with applicable law and is committed to equal employment opportunity requirements. In addition, the Board maintains strong oversight and compliance mechanisms to ensure these policies and practices are effectively implemented. Our Board believes these oversight structures provide sufficient and comprehensive governance and accountability for the policies and practices addressed by Proposal 6. The Board recommends that you vote AGAINST Proposal 6.
Stockholder Proposal 7

A stockholder is asking our Board to report and disclose GHG emissions from the use of the Company’s sold products. Our Board believes Proposal 7 is unnecessary given NVIDIA’s history of robust climate reporting and targets, and our future disclosure plans. The Board believes NVIDIA’s management is best positioned to make decisions regarding the specific content and methodology of our climate disclosures. The Board recommends that you vote AGAINST Proposal 7.

IN MEMORIAM
ROBERT K. BURGESS

The Board of Directors and the entire NVIDIA family mourn the passing of Robert K. Burgess, who served as a valued member of our Board from 2011 to 2025.

Over his 14 years of dedicated service, Rob provided exceptional leadership and unwavering commitment to the Company and its stockholders, offering invaluable guidance throughout a period of significant growth. Beyond his many professional contributions, Rob was admired for his warmth, candor, and sense of humor. He will be deeply missed.

NVIDIA CORPORATION
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 486-2000

  ____________________________________________________
PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS - JUNE 24, 2026
____________________________________________________

Information About the 2026 Meeting
Your proxy is being solicited on behalf of the Board for use at the 2026 Meeting. Our 2026 Meeting will take place virtually on Wednesday, June 24, 2026 at 9:00 a.m. Pacific Time.
Virtual Meeting Philosophy and Benefits
The Board believes holding the 2026 Meeting in a virtual format invites participation from stockholders regardless of location, while reducing costs to stockholders and the Company. This balance allows the 2026 Meeting to remain focused on matters directly relevant to stockholder interests in an efficient way. We have designed the virtual format to protect stockholder rights, including by offering multiple opportunities to ask questions, publishing answers to questions received for the 2026 Meeting on our Investor Relations website, and providing a replay of the webcast after the 2026 Meeting.
Meeting Attendance
If you were an NVIDIA stockholder as of the close of business on the April 27, 2026 record date, or if you hold a valid proxy, you can attend, ask questions before and during, and vote at our 2026 Meeting at www.virtualshareholdermeeting.com/NVDA2026. Our 2026 Meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the 2026 Meeting live; if you encounter any difficulties accessing the virtual 2026 Meeting, please call the technical support number available at www.virtualshareholdermeeting.com/NVDA2026.
A replay of the webcast will be available at www.nvidia.com/proxy through June 24, 2027.

Even if you plan to attend the 2026 Meeting virtually, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.
Asking Questions
We encourage stockholders to submit questions through our pre-meeting forum at www.proxyvote.com (using the Control Number included on your Notice or printed proxy card), as well as during the 2026 Meeting at www.virtualshareholdermeeting.com/NVDA2026. During the 2026 Meeting, we will answer as many stockholder-submitted questions related to the business of the 2026 Meeting as time permits. We will publish on our Investor Relations website answers to questions as soon as practicable after the 2026 Meeting. We intend to group questions and answers by topic and answer substantially similar questions only once. To promote fairness to all stockholders and efficient use of the Company’s resources, we will respond to one question per stockholder. We reserve the right to exclude questions that are not pertinent to company business or are otherwise unsuitable for the conduct of the 2026 Meeting.
Quorum and Voting
To hold our 2026 Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on the April 27, 2026 record date, or a quorum, represented at the 2026 Meeting either by attendance virtually or by proxy. On April 27, 2026, there were 24,220,525,225 shares of common stock outstanding and entitled to vote, meaning 12,110,262,613 shares must be represented at the 2026 Meeting or by proxy to have a quorum. A list of stockholders entitled to vote at the close of business on the record date will be available at our headquarters, 2788 San Tomas Expressway, Santa Clara, California, for 10 days prior to the 2026 Meeting to stockholders of record for any legally valid purpose germane to the 2026 Meeting. To schedule an appointment to view the stockholder list during this period, please contact us at shareholdermeeting@nvidia.com.
Your shares will count towards the quorum only if you submit a valid proxy or vote at the 2026 Meeting. Abstentions and broker non-votes will count towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the 2026 Meeting to another date.
For Proposal 1, you may vote FOR or AGAINST each Board nominee, or you may ABSTAIN from voting. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.
Stockholder of Record
You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 27, 2026. You can vote shares, change your vote, or revoke your proxy before the final vote at the 2026 Meeting in any of the following ways:

	Vote	Change Your Vote	Revoke Your Proxy
Virtually attend and vote at the 2026 Meeting	✓	✓
Via mail, by signing and mailing your proxy card to us before the 2026 Meeting	✓
By telephone or online, by following the instructions provided in the Notice or your proxy materials	✓	✓
Submit another properly completed proxy card with a later date		✓
Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or via email to shareholdermeeting@nvidia.com			✓
If you do not vote using any of the ways described above, your shares will not be voted.
Street Name Holder
If your shares were held through a nominee, such as a bank or broker, as of April 27, 2026, then you were the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2026 Meeting. The nominee should provide you a separate Notice or voting instructions, which you should follow to tell the nominee how to vote. To vote by attending the 2026 Meeting virtually, you must obtain a valid proxy from your nominee.
If you are a beneficial holder and do not provide voting instructions to your nominee, the nominee will not be authorized to vote your shares on “non-routine” matters, including elections of directors (even if not contested) and executive compensation (including any advisory stockholder votes on executive compensation), and stockholder proposals. This is called a “broker non-vote.” However, the nominee can still register your shares as being present at the 2026 Meeting for determining quorum, and the nominee will have discretion to vote for matters considered by the NYSE to be “routine,” including Proposal 3 regarding the ratification of the selection of our independent registered public accounting firm. If you are a beneficial owner and want to ensure that all of the shares you beneficially own are voted for or against Proposal 3, you must give your nominee specific instructions to do so or the nominee will have discretion to vote on that proposal. For Proposals 1, 2, 4, 5, 6, and 7, which are “non-discretionary” items, you MUST give your nominee instructions in order for your vote to be counted. We strongly encourage you to vote.

Any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote their shares at the 2026 Meeting only in accordance with applicable rules and procedures of the national stock exchanges, as used by the holder’s brokerage firm.

Vote Count
On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of April 27, 2026. Votes will be counted by the inspector of election as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of ten directors	More FOR than AGAINST votes	None	None
2	Advisory approval of our executive compensation	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2027	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	N/A*
4	Stockholder Proposal: Simple Majority Vote Standard	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
5	Stockholder Proposal: Report on Faith-Based Community Resource Groups	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
6	Stockholder Proposal: Report on Workforce Civil Liberties	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
7	Stockholder Proposal: Greenhouse Gas Emissions Disclosure	Majority of shares present, in person or represented by proxy, and entitled to vote on this matter	Against	None
* Because this is a routine proposal, there are no broker non-votes.
If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6, and 7. If any other matter is properly presented at the 2026 Meeting, one of the proxyholders will vote your shares using his best judgment.
Vote Results
Preliminary voting results will be announced at the 2026 Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by June 30, 2026.
Proxy Materials
As permitted by SEC rules, we are making our proxy materials available to stockholders online at www.nvidia.com/proxy. On or about May 12, 2026, we sent stockholders who owned our common stock at the close of business on April 27, 2026 (except those who previously requested electronic or paper delivery) a Notice with instructions on how to access our proxy materials, vote online or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.
If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders), you will receive an email next year with links to the proxy materials and proxy voting site.
SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.
If you received more than one Notice or full set of proxy materials, your shares are either registered in more than one name or held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.

To change how you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department through our website at www.nvidia.com, by email to shareholdermeeting@nvidia.com, by phone at (408) 486-2000, or by mail at 2788 San Tomas Expressway, Santa Clara, California 95051.
We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, via the Internet, or by other means. Our directors and employees will not receive any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an approximate fee of $20,000; they may help us solicit proxies from brokers, bank nominees, and other institutional owners. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
2027 Meeting Deadlines for Submission of Stockholder Proposals, Nomination of Directors, and Other Business
Proposals to be Considered for Inclusion in Our Proxy Materials Pursuant to Rule 14a-8
Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our 2027 Meeting proxy materials must submit their proposals in writing to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary, or by email to shareholdermeeting@nvidia.com, on or before January 12, 2027.
Director Nominations Under Our Proxy Access Bylaw
A stockholder (or a group of up to 20 stockholders) who has owned at least 3% of the voting power of our outstanding capital stock for at least three continuous years and has complied with the other requirements in our Bylaws may nominate and include in our proxy materials director nominees constituting up to the greater of (a) up to two director candidates or (b) up to 20% of the number of directors in office on the last day that a submission may be delivered. Notice of a proxy access nomination for consideration at our 2027 Meeting must be received following the above instructions not later than the close of business on March 26, 2027, and not earlier than February 24, 2027. If we hold the 2027 Meeting more than 30 days prior to, or delayed by more than 30 days after, the first anniversary of the 2026 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2027 Meeting and not later than the close of business on the 90th day prior to the 2027 Meeting or the 10th day following the day on which public announcement of the date of the 2027 Meeting is first made by us, whichever is later.
Other Director Nominations and Proposals
Apart from Rule 14a-8 and the proxy access provision of our Bylaws, under our Bylaws certain procedures must be followed for a stockholder to nominate a director or introduce an item of business at an annual meeting of stockholders. If you wish to nominate a director or introduce an item of business at the 2027 Meeting that is not included in our 2027 Meeting proxy materials, you must do so in writing following the above instructions not later than the close of business on March 26, 2027, and not earlier than February 24, 2027. If we hold the 2027 Meeting more than 30 days prior to, or delayed by more than 70 days after, the first anniversary of the 2026 Meeting, for written notice by the stockholder to be timely, such notice must be delivered following the above instructions not earlier than the close of business on the 120th day prior to the 2027 Meeting and not later than the close of business on the 90th day prior to the 2027 Meeting or the 10th day following the day on which public announcement of the date of the 2027 Meeting is first made by us, whichever is later.
Additional Requirements and Information
We advise you to review our Bylaws, which include additional requirements for advance notice of stockholder proposals, director nominations, and proxy access nominations. We recognize the importance of stockholders’ ability to nominate directors to our Board. Accordingly, our Board will consider feedback received through our stockholder engagement process regarding the process and disclosure requirements of our Bylaws for nominating directors and other proposals. Our Board will engage with stockholders of various holdings size regarding any proposed amendments to our Bylaws that would require a nominating stockholder to disclose to us (i) such stockholder’s plans to nominate candidates to the boards of other public companies, or disclose prior director nominations or proposals that such stockholder privately submitted to other public companies, or (ii) information about such stockholder’s limited partners or business associates beyond the existing requirements of our Bylaws.

Proposal 1—Election of Directors

What am I voting on? Electing the 10 director nominees identified below to hold office until the 2027 Meeting and until his or her successor is elected or appointed.
Vote required for approval: Directors are elected if they receive more FOR votes than AGAINST votes.
Effect of abstentions: None.
Effect of broker non-votes: None.

Our Board currently consists of 10 members. Our nominees include 9 independent directors, as defined by the rules and regulations of Nasdaq, and one NVIDIA officer: Mr. Huang, who serves as our President and CEO.
All of our directors have one-year terms and stand for election annually. Each nominee is currently a director of NVIDIA previously elected by our stockholders.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced.
Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since		Occupation	Independent	Financial Expert (1)	Committee Membership	Number of Other Public Company Boards
Tench Coxe	68	1993		Former Managing Director, Sutter Hill Ventures	✓		AC, CC
John O. Dabiri	46	2020		Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology	✓		CC, NCGC
Jen-Hsun Huang	63	1993		President & CEO, NVIDIA Corporation
Dawn Hudson	68	2013		Former Chief Marketing Officer, National Football League & Former CEO Pepsi-Cola North America	✓	✓	CC Chairperson
Harvey C. Jones	73	1993		Managing Partner, Square Wave Ventures	✓	✓	AC, NCGC
Melissa B. Lora	63	2023		Former President, Taco Bell International	✓	✓	AC, NCGC	1
Stephen C. Neal (Lead Director)	77	2019		Chairman Emeritus & Senior Counsel, Cooley LLP	✓		NCGC Chairperson
A. Brooke Seawell	78	1997		Venture Partner, New Enterprise Associates	✓	✓	AC Chairperson	1
Aarti Shah	61	2020		Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company	✓		AC, CC	1
Mark A. Stevens	66	2008	(2)	Managing Partner, S-Cubed Capital	✓		CC, NCGC
(1) Qualified as an AC financial expert.
(2) Previously served as a member of our Board from 1993 until 2006.

Director Qualifications and Nomination of Directors
The NCGC identifies, reviews and assesses the qualifications of current and potential directors and recommends nominees for Board approval. In accordance with our Corporate Governance Policies and the NCGC Charter, the NCGC considers a nominee’s background and experience to ensure that a broad range of perspectives is represented. The NCGC may conduct appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates and engage a professional search firm to assist the committee in identifying, evaluating, and conducting due diligence on potential director nominees. The NCGC has not established specific age, gender, education, experience, or skill requirements, and instead considers numerous factors regarding the nominee, including those listed below, taking into account our current and future business models:

•Integrity and candor
•Independence
•Senior leadership and operational experience
•Professional, technical and industry knowledge
•Financial expertise
•Financial community experience (including as an investor in other companies)
•Marketing, communications and brand management background
•Governance and public company board experience
•Experience with emerging technologies and new business models
•Regulatory, legal, and risk management expertise, including in cybersecurity matters

•Mix of backgrounds, experiences, and perspectives
•Human capital management experience
•Experience in academia
•Willingness and ability to devote substantial time and effort to Board responsibilities and Company oversight
•Ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies
•All relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers, or other persons with a relationship to NVIDIA
•For nominees for re-election, overall service to NVIDIA, including past attendance, participation and contributions to the activities of the Board and its committees

The NCGC and the Board understand the importance of Board refreshment, and strive to maintain an appropriate mix of tenure, professional experiences and backgrounds, skills, and education on the Board. The Board seeks to balance the benefits of continuity and institutional knowledge of our longer-serving directors, with the introduction of new perspectives and ideas through the appointment of new directors. In furtherance of this approach, one-third of our independent directors have joined the Board since 2020. The Board, through the NCGC, actively oversees Board composition to maintain an appropriate mix of skills, experience and perspectives, aligned with the Company’s strategy and evolving business needs. Our longer-tenured directors are familiar with our operations and business areas and have the perspective of overseeing our activities from a variety of economic and competitive environments, which enhances the Board’s oversight of strategy and risks. Given our growth and the breadth of our product offerings, as well as the increasingly complex macroeconomic and geopolitical factors we face, these experienced directors are a significant asset to the Board. Our newer directors have brought expertise in brand development and cybersecurity, familiarity with technology developments at leading academic institutions, and senior management, operating, and finance experience, all of which are important to supporting NVIDIA as it enters new markets. Each year, the NCGC and Board review each director’s individual performance, including the director’s past contributions, outside experiences and activities, and committee participation, and determine how his or her experience and skills continue to add value to NVIDIA and the Board. As a part of this process, the Board also periodically refreshes committee membership and chairpersons to help promote a variety of viewpoints and broaden director engagement across key areas of oversight on the Board committees. Since the 2025 Meeting, Ms. Lora and Dr. Dabiri have joined the NCGC.

Below are the skills, competencies, and attributes that our Board considers important for our directors to have, considering our current business and future market opportunities:

Senior Leadership & Operations Experience	Directors with senior leadership and operations experience provide informed oversight of our business, and unique experiences and perspectives. They are uniquely positioned to contribute practical insight into business strategy and operations, driving growth, building and strengthening corporate culture, and supporting the achievement of strategic priorities and objectives.
Industry & Technical	Directors with industry experience and technical backgrounds facilitate within the Board a deeper understanding of innovations and a technical assessment of our products and services.
Financial/Financial Community	Experience in financial matters and the financial community assists our Board with review of our operations and finances, including overseeing our financial statements, capital structure and internal controls. Those with a venture capital background also offer valuable stockholder perspectives.
Governance & Public Company Board	Directors with experience in corporate governance, such as service on boards and board committees, or as executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on a company. This experience supports our goals of strong Board and management accountability, transparency, and protection of stockholder interests. Public company board experience also helps our directors identify challenges and risks we face as a public company, including oversight of strategic, operational, and compliance-related matters, and stockholder relations.
Emerging Technologies & Business Models	Experience in emerging technologies and business models is integral to our growth strategies given our unique business model and provides important insights as our business expands into new areas.
Marketing, Communications & Brand Management
Directors with experience in marketing, communications, and brand management offer guidance on our products directly marketed to consumers, important perspectives on expanding our market share, and expertise in communicating with our customers and other stakeholders.

Regulatory, Legal & Risk Management	Our business requires compliance with a variety of regulatory requirements in different jurisdictions. We face new regulatory matters and regulations as our business grows. We are also subject to multiple lawsuits. Directors with experience in governmental, public policy, legal, and risk management areas, including cybersecurity, help provide valuable insights and oversight for our Company.
Human Capital Management Experience	Our people are critical to our success. Directors with experience in organizational management, talent development, and developing values and culture in a large global workforce provide key insights. Human capital management experience also assists our Board in overseeing executive and employee compensation, development, and engagement.
The NCGC evaluates candidates proposed by stockholders using the same criteria it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors below. The stockholder(s) must provide timely written notice of such recommended nominee and the stockholder(s) and such recommended nominee must satisfy the other requirements specified in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents.

Proxy Access
Our Board voluntarily adopted proxy access. We will include in our proxy statement information regarding the greater of (i) up to two director candidates or (ii) up to 20% of the number of directors in office on the last day that a submission may be delivered, if nominated by a stockholder (or group of up to 20 stockholders) owning at least 3% of the voting power of our outstanding capital stock for at least three continuous years. The stockholder(s) must provide timely written notice of such nomination and the stockholder(s) and nominee must satisfy the other requirements specified in our Bylaws. This summary of our proxy access rules is not intended to be complete and is subject to limitations set forth in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents. The NCGC did not receive any stockholder nominations during Fiscal 2026.

Our Director Nominees
The biographies below include information, as of the date of this proxy statement, regarding the particular experience, qualifications, attributes or skills of each director, relative to the skills matrix above, that led the NCGC and Board to believe that he or she should continue to serve on the Board.

TENCH COXE
Former Managing Director, Sutter Hill Ventures
Age: 68	Director Since: 1993	Committees: AC, CC

Other Current Public Company Boards: None	Independent Director

Tench Coxe was a Managing Director of Sutter Hill Ventures, a venture capital investment firm, from 1989 to 2020, where he focused on investments in the IT sector. Prior to joining Sutter Hill Ventures in 1987, he was Director of Marketing and MIS at Digital Communication Associates. He was a director of Artisan Partners Asset Management Inc., an institutional money management firm from 1995 to 2025. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School.
Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Financial/Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models
Human Capital Management Experience

JOHN O. DABIRI
Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology
Age: 46	Director Since: 2020	Committees: CC, NCGC

Other Current Public Company Boards: None	Independent Director

John O. Dabiri is the Centennial Professor of Aeronautics and Mechanical Engineering at the California Institute of Technology. He is a recipient of the National Medal of Science, a MacArthur Foundation "Genius Grant," the National Science Foundation Alan T. Waterman Award, and the Presidential Early Career Award for Scientists and Engineers. He heads the Dabiri Lab, which conducts research at the intersections of fluid mechanics, energy and environment, and biology. From 2021 to January 2025, he served on President Biden's Council of Advisors on Science and Technology (PCAST) and Energy Secretary Granholm's Energy Advisory Board (SEAB). From 2015 to 2019, he served as a Professor of Civil and Environmental Engineering and of Mechanical Engineering at Stanford University, where he was recognized with the Eugene L. Grant Award for Excellence in Teaching. From 2005 to 2015, he was a Professor of Aeronautics and Bioengineering at the California Institute of Technology, during which time he also served as Director of the Center for Bioinspired Wind Energy, Chair of the Faculty, and Dean of Students. Dr. Dabiri is a Fellow of the American Physical Society, where he previously served as Chair of the Division of Fluid Dynamics. He also serves on the board of trustees of the Gordon and Betty Moore Foundation and previously served as a member of the National Academies’ Committee on Science, Technology, and Law. Dr. Dabiri holds a PhD degree in Bioengineering and an MS degree in Aeronautics from the California Institute of Technology, and a BSE degree summa cum laude in Mechanical and Aerospace Engineering from Princeton University.
Dr. Dabiri brings to the Board a versatile research background and cutting-edge expertise in various engineering fields, along with a proven record of successful innovation.

Industry & Technical	Emerging Technologies & Business Models

JEN-HSUN HUANG
President and Chief Executive Officer, NVIDIA Corporation
Age: 63	Director Since: 1993	Committees: None

Other Current Public Company Boards: None

Jen-Hsun Huang founded NVIDIA in 1993 and has served since its inception as President, Chief Executive Officer, and a member of the Board.
Since its founding, NVIDIA has pioneered accelerated computing. The Company’s invention of the GPU in 1999 sparked the growth of the PC gaming market, redefined computer graphics, and ignited the era of modern AI. NVIDIA is now driving the platform shift of accelerated computing and generative AI, transforming the world's largest industries and profoundly impacting society.
Mr. Huang has been elected to the National Academy of Engineering and in 2026 was appointed to the President’s Council of Advisors of Science and Technology. He is a recipient of the Semiconductor Industry Association’s highest honor, the Robert N. Noyce Award; the IEEE Founder’s Medal; the Dr. Morris Chang Exemplary Leadership Award; and honorary doctorate degrees from Taiwan’s National Chiao Tung University, National Taiwan University, Oregon State University, Huazhong University of Science and Technology and Linköping University. He has been named the world’s best CEO by Fortune, the Economist, and Brand Finance, as well as one of TIME magazine’s 100 most influential people.
Prior to founding NVIDIA, Mr. Huang worked at LSI Logic, a semiconductor and software company, and Advanced Micro Devices, a global semiconductor company. He holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.
Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in accelerated computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community
Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management	Human Capital Management Experience

DAWN HUDSON
Former Chief Marketing Officer, National Football League & Former CEO Pepsi-Cola North America
Age: 68	Director Since: 2013	Committees: CC

Other Current Public Company Boards: None	Independent Director	Financial Expert

Dawn Hudson serves on the boards of various companies. From 2014 to 2018, Ms. Hudson served as Chief Marketing Officer for the National Football League. Previously, she served from 2009 to 2014 as Vice Chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was President and Chief Executive Officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and President from 2002, and simultaneously served as Chief Executive Officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom Group Inc. Ms. Hudson currently serves on the board of directors of a private skincare company and a private consumer diagnostic portfolio company. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, from 2010 to 2012; of Allergan, Inc., a biopharmaceutical company, from 2008 to 2014; of Lowes Companies, Inc., a home improvement retailer, from 2001 to 2015; of Amplify Snack Brands, Inc., a snack food company, from 2014 to 2018; of Modern Times Group MTG AB, a gaming company, from 2020 to 2023; and of the Interpublic Group of Companies, Inc., an advertising company, from 2011 to 2025. She holds a BA degree in English from Dartmouth College.
Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than two decades of serving on the boards of public companies.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Marketing, Communications & Brand Management	Human Capital Management Experience

HARVEY C. JONES
Managing Partner, Square Wave Ventures
Age: 73	Director Since: 1993	Committees: AC, NCGC

Other Current Public Company Boards: None	Independent Director	Financial Expert

Harvey C. Jones has been the Managing Partner of Square Wave Ventures, a private family office, since 2004. Mr. Jones has been an entrepreneur, high technology executive, and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its President and Chief Executive Officer until 1987. Between 1987 and 1998, he led Synopsys, Inc., a major electronic design automation company, serving as its Chief Executive Officer for seven years and then as Executive Chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as Chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology.
Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community
Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management
Human Capital Management Experience

MELISSA B. LORA
Former President, Taco Bell International
Age: 63	Director Since: 2023	Committees: AC, NCGC

Other Current Public Company Boards: Conagra Brands, Inc. (since 2019)	Independent Director	Financial Expert

Melissa B. Lora has served in several senior executive roles over her 31-year career at Taco Bell Corp., a subsidiary of Yum! Brands, Inc., one of the world’s largest restaurant companies, including as President of Taco Bell International at her retirement in 2018 and Global Chief Financial and Development Officer at Taco Bell Corp. Ms. Lora served on the board of directors of KB Home, a homebuilding company, from 2004 to April 2024, and was a Lead Independent Director thereof from 2016. She was the chair of the audit committee from 2008 to 2018 at KB Home. She has served on the board of directors of Conagra Brands, Inc., a consumer packaged goods holding company, since 2019 and is the chair of the nominating and corporate governance committee and a member of the human resources committee and the executive committee. Ms. Lora previously served on the board of directors of MGIC Investment Corporation from 2018 to 2022. Ms. Lora holds a BS degree in Finance from California State University-Long Beach and an MBA degree emphasizing Corporate Finance from the University of Southern California.
Ms. Lora brings to the Board senior management and operating experience as well as finance experience gained in a large corporate setting. Additionally, she has decades of public company board of director experience in a variety of industries and board governance roles.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Human Capital Management Experience

STEPHEN C. NEAL
Chairman Emeritus and Senior Counsel, Cooley LLP
Age: 77	Director Since: 2019	Committees: NCGC

Other Current Public Company Boards: None	Independent Director	Lead Director

Stephen C. Neal serves as Chairman Emeritus and Senior Counsel of the law firm Cooley LLP, where he was also Chief Executive Officer from 2001 until 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards, and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal served on the board of directors of Levi Strauss & Co. from 2007 to 2021 and as Chairperson from 2011 to 2021. Mr. Neal also is Chairman of the Oversight Board Trust, a perpetual Delaware special purpose trust. Previously, Mr. Neal served as Chairman of the boards of the William and Flora Hewlett Foundation and of the Monterey Bay Aquarium. Mr. Neal holds an AB degree from Harvard University and a JD degree from Stanford Law School.
Mr. Neal brings to the Board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Senior Leadership & Operations Experience	Governance & Public Company Board	Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management	Human Capital Management Experience

A. BROOKE SEAWELL
Venture Partner, New Enterprise Associates
Age: 78	Director Since: 1997	Committees: AC

Other Current Public Company Boards: Tenable Holdings, Inc. (since 2017)	Independent Director	Financial Expert

A. Brooke Seawell has served since 2005 as a Venture Partner at New Enterprise Associates, and was a Partner from 2000 to 2005 at Technology Crossover Ventures. He was Executive Vice President from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was Senior Vice President and Chief Financial Officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of Tenable Holdings, Inc., a cybersecurity company, and one privately held company. Mr. Seawell served on the board of directors and as audit chair of Glu Mobile, Inc., a publisher of mobile games, from 2006 to 2014, of Informatica Corp., a data integration software company, from 1997 to 2015, of Tableau Software, Inc., a business intelligence software company, from 2011 to 2019, and of Eargo, Inc., a medical device company, from 2020 to 2022. In 2024, the National Association of Corporate Directors named Mr. Seawell as one of the Top 100 directors in the nation. He also previously served as a member of the Stanford University Athletic Board and on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University.
Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Senior Leadership & Operations Experience	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models	Regulatory, Legal & Risk Management	Human Capital Management Experience

AARTI SHAH
Former Senior Vice President & Chief Information and Digital Officer, Eli Lilly and Company
Age: 61	Director Since: 2020	Committees: AC, CC

Other Current Public Company Boards: Sandoz Group AG (since 2023)	Independent Director

Aarti Shah serves on the boards of various companies and non-profit organizations. Dr. Shah worked at Eli Lilly and Company for 27 years until 2021 and served in several functional and business leadership roles, most recently as Senior Vice President and Chief Information and Digital Officer, as well as Senior Statistician, Research Scientist, Vice President for Biometrics, and Global Brand Development Leader in Lilly’s Bio-Medicines business unit. Dr. Shah has served on the board and as a member of the science, innovation & development committee and human capital and ESG committee of Sandoz Group AG, a pharmaceutical company, since 2023. Dr. Shah has served on the board of trustees and as a member of the audit committee and distribution and technology committee of Northwestern Mutual since 2020, a financial services organization. Dr. Shah serves on the board, strategic planning committee, and global and technology committee of St. Jude Children's Research Hospital and American Lebanese Syrian Associated Charities (ALSAC), a non-profit organization. She also serves as the secretary and a trustee of the non-profit organization, Shrimad Rajchandra Mission Dharampur USA. She served on the Indianapolis Public Library Foundation board for the full term of 9 years and on the Center for Interfaith Cooperation for the full term of 4 years. Dr. Shah received her BS and MS degrees in Statistics and Mathematics in India before completing her PhD degree in Applied Statistics from the University of California, Riverside.
Dr. Shah brings to the Board executive leadership and senior operating experience. Additionally she brings expertise in drug development and technical expertise in the areas of information technology, cybersecurity, advanced analytics, data sciences, and digital health.

Senior Leadership & Operations Experience	Industry & Technical	Governance & Public Company Board
Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management
Human Capital Management Experience

MARK A. STEVENS
Managing Partner, S-Cubed Capital
Age: 66	Director Since: 2008 (previously served 1993-2006)	Committees: CC, NCGC

Other Current Public Company Boards: None	Independent Director

Mark A. Stevens has been the Managing Partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a Managing Partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corporation, and was a member of the technical staff at Hughes Aircraft Co. Mr. Stevens is a trustee and the chair of investment committee of the University of Southern California. He was a director of Quantenna Communications, Inc., a provider of Wi-Fi solutions, from 2016 until 2019. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California, and an MBA degree from Harvard Business School.
Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Industry & Technical	Financial/Financial Community	Governance & Public Company Board
Emerging Technologies & Business Models

Information About the Board of Directors and Corporate Governance
Independence of the Members of the Board of Directors
Nasdaq rules and our Corporate Governance Policies (as further described below) require that a majority of our directors not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and that they meet any other qualification requirements required by the SEC and Nasdaq.
After considering all relevant relationships and transactions, our Board determined that, except for Mr. Huang, all of our directors who currently serve on the Board are, and all of our directors who served on the Board during Fiscal 2026 were, “independent” as defined by Nasdaq’s rules and regulations. The Board also determined that all members of our AC, CC, and NCGC are independent under applicable Nasdaq listing standards, and that each of Mr. Seawell, Mr. Jones and Ms. Lora of the AC are “audit committee financial experts” as defined under applicable SEC rules.
Board Leadership Structure
Our Board ensures that each member has an equal voice in the affairs and management of NVIDIA by having an independent Lead Director, rather than a chairperson. The independent directors consider the role and designation of the person to serve as Lead Director on an annual basis. The Board recognizes that different board leadership structures may be appropriate under different circumstances and its annual review includes consideration of whether having a Lead Director continues to best meet NVIDIA’s evolving needs and serves in the best interest of its stockholders.
Our Board believes its current leadership structure is appropriate because:

•The active involvement of each of our independent directors, combined with the qualifications and significant responsibilities of, and strong oversight by, our Lead Director, provide balance on the Board;
•It promotes independent oversight of our management and affairs;
•It effectively allocates authority, responsibility, and oversight between management and our independent directors; and
•It provides the right foundation to pursue the Company’s strategic and operational objectives as our business and operating environment continue to evolve.

Our CEO has primary responsibility for the operational leadership and strategic direction of the Company. Our Lead Director facilitates our Board’s independent oversight of management, promotes communication between management and our Board, and supports our Board’s consideration of key governance matters. This arrangement promotes open dialogue among the Board, including quarterly executive sessions of independent directors led by our Lead Director without the presence of our CEO.

We believe that our current structure best serves our stockholders, without the need to appoint a person to serve as chairperson of the Board. Under our Corporate Governance Policies, the Board may select a chairperson, but if it does not, a Lead Director shall be designated annually by a majority of the independent directors and identified in the Company’s proxy statement. These policies help to ensure a robust independent leadership structure on our Board. While the Board has discretion to adopt other leadership structures, including having the Lead Director (or chairperson, if any) and CEO roles filled by a single individual, it would only consider a change if it best aligned with the interests of our stockholders, management, and the Board, and it complied with applicable laws and regulations. If in the future our CEO were to take a leadership position on the Board, such as chairperson, we expect that the Board would continue to appoint an independent Lead Director to maintain a balanced and strong leadership structure and otherwise represent the Board independently from the Company’s management team. Any changes to the Board’s leadership structure would take into account stockholder views, including through our ongoing stockholder outreach, and would be communicated on our Investor Relations website and in our proxy statement. Our Lead Director may provide input on the design of the Board as requested by the NCGC. In his role as NCGC Chairperson, our Lead Director will continue to lead discussions, provide input, and oversee the design of the Board itself.

Our Lead Director
Stephen C. Neal
Director since 2019	Chairperson of the NCGC
Experience
✓	Extensive experience as a trial attorney
✓	Has advised numerous companies, boards and individuals on governance and legal matters
✓	Helped clients manage internal and government investigations
✓	Executive experience as Cooley LLP’s CEO, and board and chairman experience on the Levi Strauss & Co. board of directors
The Board believes Mr. Neal’s experience, breadth of knowledge, and contributions to the Board position him well to provide strong leadership, oversight, and the ability to contribute valuable insight with respect to the Company’s business.

Our Lead Director may require Board consideration of risk matters, including adding them to Board agendas or as topics for executive sessions of the independent members of the Board. The Board believes that Mr. Neal is highly qualified to assist the Board as Lead Director in effectively overseeing the identification, assessment, and management of the Company’s exposure to various risks as a result of his extensive risk management, legal, and executive experience. Further information on the Board’s oversight of risk management and its work with the CEO to address risk management matters is detailed below under Role of the Board in Risk Oversight.

Our Lead Director has significant responsibilities, which are detailed in our Corporate Governance Policies, and include the duties listed below.

Duties of Our Lead Director
✓
Determining an appropriate schedule of Board meetings and seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations

✓	Working with the CEO, and seeking input from other directors and relevant management, to prepare Board meeting agendas
✓	Advising the CEO on a regular basis as to the quality, quantity, and timeliness of the information requested by the Board from our management, to provide what is necessary for the independent members of the Board to effectively and responsibly perform their duties. Although management is responsible for preparing materials for the Board, the Lead Director may specifically request the inclusion of certain information
✓	Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board and acting as principal liaison between them and the CEO on sensitive issues
✓	Presiding over Board meetings when the CEO is not present
✓	Convening meetings of the independent directors, as necessary or appropriate
✓	Performing such other duties as the Board may determine from time to time
In addition, our Lead Director may represent the Board in communications with stockholders and other stakeholders. The Lead Director makes themself available for consultation with major stockholders pursuant to our Corporate Governance Policies. As Lead Director, Mr. Neal has participated in our annual stockholder outreach meetings and we expect this practice to continue.

Committees of the Board of Directors
The Board has three committees: an AC, a CC, and a NCGC. Each of these committees operates under a written charter, which may be viewed in the Investor Relations section of our website at www.nvidia.com.
Committee assignments are determined based on background and the expertise that individual directors can bring to a committee. Our Board believes regular committee rotations are a good corporate governance practice and introduce a variety of perspectives and ideas, more fully inform its members regarding the full scope of the Board and our activities, and benefit each committee and the Board as a whole. Since our 2025 Meeting, Ms. Lora and Dr. Dabiri have joined the NCGC. The composition and functions of our committees are set forth below.

AC
Members as of our 2026 Meeting
•A. Brooke Seawell (Chairperson) •Tench Coxe •Harvey C. Jones •Melissa B. Lora •Aarti Shah

In Fiscal 2026, the AC met four times. Selected highlights from its agenda topics included: capitalization review and strategy, tax, treasury, internal audit, information security, enterprise risk management, and insurance reviews.

Committee Role and Responsibilities

•Oversees our corporate accounting and financial reporting process;
•Oversees our internal audit function;
•Determines and approves the engagement, compensation, retention, and termination of the independent registered public accounting firm;
•Evaluates the performance and qualifications of our independent registered public accounting firm;
•Reviews and approves the retention of the independent registered public accounting firm for permissible audit and non-audit services;
•Confers with management and our independent registered public accounting firm on the results of the annual audit, our quarterly financial statements and results, and the effectiveness of internal control over financial reporting, including those regarding information security;
•Reviews the financial statements to be included in our quarterly reports on Form 10-Q and annual reports on Form 10-K;
•Reviews earnings press releases and the substance of financial information and outlook provided to investors and analysts on earnings calls;
•Adopts and maintains policies regarding preapproval of employment of individuals employed or formerly employed by auditors and engaged on our account;
•Prepares their report as required to be included by SEC rules in our annual proxy statement or annual report on Form 10-K;
•Establishes procedures for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;
•Oversees risks related to financial reporting and exposures, internal audit functions, regulatory, and accounting policies; and
•Reviews and reports on the adequacy and effectiveness of the Company’s information security policies and practices and the internal controls regarding information security risks

CC
Members as of our 2026 Meeting
•Dawn Hudson (Chairperson) •Tench Coxe •John O. Dabiri •Aarti Shah •Mark A. Stevens

In Fiscal 2026, the CC met three times. Selected highlights from its agenda topics included: executive, employee, and director compensation, review of employee support programs, executive protection, and human capital management.

Committee Role and Responsibilities

•Reviews and approves our overall compensation strategy and policies;
•Reviews and recommends to the Board the compensation of our Board members;
•Reviews and approves the compensation of Mr. Huang and other executive officers;
•Reviews and approves corporate performance goals and objectives related to the compensation of our executive officers and other senior management;
•Reviews and approves our CD&A disclosure for inclusion in the proxy statement and annual report on Form 10-K;
•Prepares their report on executive compensation as required to be included by SEC rules in our annual proxy statement or annual report on Form 10-K;
•Administers our stock purchase plans, variable compensation plans, and other similar programs;
•Oversees our human capital management;
•Assesses and monitors whether our compensation policies and programs could create material risks; and
•Oversees risks related to compensation plans, programs and policies

NCGC
Members as of our 2026 Meeting
•Stephen C. Neal (Chairperson) •John O. Dabiri •Harvey C. Jones •Melissa B. Lora •Mark A. Stevens

In Fiscal 2026, the NCGC met three times. Selected highlights from its agenda topics included: Board recruiting, governmental relations, trade compliance and regulatory matters, stockholder proposals, corporate governance matters, and stockholder outreach.

Committee Role and Responsibilities

•Identifies, reviews, and evaluates candidates to serve as directors;
•Recommends candidates for election to our Board;
•Makes recommendations to the Board regarding committee membership and chairpersons;
•Assesses the performance of the Board and its committees;
•Reviews and assesses our corporate governance principles and practices;
•Monitors changes in corporate governance practices, rules, and regulations;
•Approves related party transactions;
•Reviews and assesses our CS strategy, risks, and opportunities periodically, including related programs and initiatives;
•Oversees and reviews policies and practices on governmental relations, trade compliance, regulatory matters, and related risks;
•Establishes procedures for receiving, retaining, and addressing complaints we receive regarding violations of our Code of Conduct;
•Monitors the effectiveness of our anonymous tip process; and
•Oversees the Company’s policies, practices, and investigation procedures in connection with the Company’s compliance program

Compensation Committee Interlocks and Insider Participation
At the beginning of Fiscal 2026, the CC initially consisted of Messrs. Burgess and Coxe, Ms. Hudson, and Drs. Dabiri and Shah. After the 2025 Meeting, the CC consisted of Messrs. Coxe and Stevens, Ms. Hudson, and Drs. Dabiri, Drell and

Shah, until Dr. Drell resigned from the Board in January 2026. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CC. Other than Dr. Shah, no member of the CC had a relationship requiring disclosure in Review of Transactions with Related Persons below.
Role of the Board in Risk Oversight
The Board reviews risks, oversees risk management, and delegates oversight of appropriate topics to its committees to support the Company’s long-term objectives. The oversight responsibility of our Board and its committees is enabled by management reporting processes, including our ERM process, that are designed to provide visibility to our Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies.

RISK OVERSIGHT AT NVIDIA

Board of Directors
Oversees management of major risks, including:
✓ Business model, including AI ✓ Operational, including supply chain and sourcing ✓ Information security, including cybersecurity ✓ Corporate development, acquisitions, and investments ✓ ERM	✓ Strategic execution ✓ Regulatory, public policy, legal, intellectual property, and compliance ✓ Brand and reputation ✓ Management development	✓ Product quality and safety ✓ Financial and macroeconomic ✓ Business continuity ✓ Enterprise resource planning
AC	CC	NCGC
✓ Financial statement and earnings materials integrity and reporting

✓ Financial risk exposures, including investments, cash management, foreign exchange management and insurance coverage

✓ Disclosure controls and procedures

✓ Information security and cybersecurity policies and practices and the internal controls regarding information security risks

✓ Internal audit performance, including auditor functions, performance, and independence

✓ Accounting and audit principles and policies, and regulatory and accounting initiatives

✓ Legal and regulatory compliance, particularly as related to the above matters

✓ ERM

✓ Compensation policies, plans, practices and programs for directors, executives, and employees ✓ Human capital management, including recruiting, retention, development, and other workforce matters
✓ Governance structure, processes and policies, including regulatory changes and other developments

✓ Stockholder concerns and communications

✓ Compliance program and effectiveness of our anonymous tip process

✓ CS, including environmental, social, and corporate governance matters

✓ Trade compliance and non-financial regulatory matters

✓ Board and committee composition and board evaluation

✓ Related party transactions

✓ Policies and practices related to government relations, public policy, and related expenditures

Management
Management identifies, evaluates, and mitigates business risks and reports to the Board on them
Internal Audit
Provides independent assurance on design and effectiveness of internal controls and governance processes
Our Board retains direct oversight of strategic risks to NVIDIA and other risk areas not delegated to its committees. Delegation to Board committees enhances risk oversight by allocating authority and responsibility to the committee best suited to oversee specific risks, as outlined in their charters, with escalation to the full Board when appropriate. Committee chairpersons regularly report to the full Board on reviewed matters, including key risks, and collaborate with the Board to ensure effective risk management oversight. The Board believes its leadership structure facilitates robust risk oversight, with the independent Lead Director and independent committees proactively engaging with management. For further details, see Board Leadership Structure above.

The Board retains full oversight of information security matters, including cybersecurity. The AC reviews the adequacy and effectiveness of the Company’s information security policies, practices, and internal controls. The AC receives regular updates on information security from management, including the Chief Security Officer and security team, while the Board receives annual reports on these matters. The AC also meets in executive session with leaders of key control functions, ensuring direct access to management teams and appropriate staffing and resources.

The Company’s ERM process is an annual assessment of its risk environment, integrating risk evaluation with the Company’s operations and strategies. This process examines internal and external factors, risk amplifiers, and emerging trends to prioritize mitigation efforts based on the risk horizon. It evaluates the potential impact and likelihood of risks materializing over relevant timeframes, considers future threats and trends, and identifies the actions, strategies, processes, controls, and procedures in place or to be implemented to manage and mitigate these risks.

ERM Process
✓	Annual assessment of the Company’s risk environment led by management
✓	Identifies and evaluates risks across different timeframes, including short-, intermediate- and long- term
✓	Identifies, assesses, and manages the Company’s most significant risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives
✓	Regular updates reported to senior management, including CEO
✓	Overseen and reviewed by the Board and AC, at least annually
✓
Board and committees have direct access to management to receive updates on risk exposures and mitigation strategies, and give feedback on key and emerging risks, including cybersecurity, trade compliance, risk management and the ERM process

✓	Board and committee agendas adjusted throughout the year by CEO and Lead Director to address emerging risks and key topics
✓	Includes interviews with senior management and Board members to identify major risks
✓	The Board, its committees, and senior management may engage outside advisors, experts, and consultants to help develop and analyze the Company’s risk management and mitigation efforts, and anticipate future threats and trends

While the Company does not have a Chief Compliance Officer, the ERM process and action plan are reviewed by the CEO, other NEOs reporting directly to the CEO, and senior management members. These leaders are responsible for managing and monitoring key risks within their respective functional areas. The Company’s internal audit team administers the ERM program on behalf of management.

The ERM process is designed to align the Board’s risk oversight with the Company’s disclosure controls and procedures. Management involved in the ERM process prepares reports that are reviewed by the Board or its committees to ensure that disclosure controls and procedures function effectively.
Corporate Governance
Board Refreshment
As discussed above, the NCGC and the Board understand the importance of Board refreshment. On May 7, 2026, the Board approved an increase in its size from ten to eleven directors and appointed Suzanne Nora Johnson to fill the newly created directorship, in each case effective July 13, 2026. Ms. Nora Johnson will join the Board effective July 13, 2026, due to a prior professional commitment. Ms. Nora Johnson is the retired Vice Chairman of The Goldman Sachs Group, Inc., where she spent 21 years in various leadership roles. She currently serves on the board of directors of Pfizer Inc., and serves on the Boards of Trustees of The Brookings Institution, the Broad Foundation, and the University of Southern California. Ms. Nora Johnson will bring to the Board extensive senior leadership experience, experience managing large, complex, global institutions and deep knowledge of global financial markets, risk management, and regulatory issues. Ms. Nora Johnson is not currently a member of the Board and is not a nominee for election at the 2026 Meeting. She is expected to join the AC on the effective date of her appointment.
Corporate Governance Policies
The Board has adopted Corporate Governance Policies to ensure that the Board has the necessary authority and processes in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. These policies include practices the Board follows with respect to its composition and selection, regular evaluations of the Board and its committees, Board meetings and involvement of senior management, senior management development, and Board committees and compensation. These policies may be viewed in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board
As required under Nasdaq’s listing standards, our independent directors meet regularly in scheduled executive sessions at which only independent directors are present, as well as in sessions with the CEO. In Fiscal 2026, our independent directors met in both types of executive sessions at all four of our scheduled quarterly Board meetings.
Director Attendance at Annual Meeting
We expect that our directors will attend each annual meeting, absent a valid reason. All Board members as of our 2025 Meeting attended our 2025 Meeting.
Board Self-Assessments
The NCGC oversees an evaluation process, conducted at least annually, whereby outside counsel for NVIDIA interviews each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicit ideas from the directors about, among other things, improving the quality of Board and/or committee oversight, effectiveness regarding strategic direction, financial and audit matters, executive compensation, acquisition activity, and other key topics. The interviews also focus on Board process and identifying specific issues for future discussion. After these evaluations are complete, our outside counsel summarizes the results, reviews them with our Lead Director, and then submits the summary for NCGC discussion. The NCGC Chair and outside counsel then report evaluation results to the full Board.
In response to the evaluations conducted in Fiscal 2026, our Board determined to focus on geopolitical and regulatory risks, government affairs, supply chain, cybersecurity, AI regulations, growth planning, the use and applications of AI, the Company’s strategic roadmap, and management development. The Board also determined to continue to focus on the Board’s composition and process for Board refreshment.
Director Orientation and Continuing Education
The NCGC and our General Counsel are responsible for new director orientation and for administering or approving eligible director continuing education programs. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.
Director Time Commitment and Outside Board Memberships
Our directors are expected to devote sufficient time to Board and committee duties and to understanding the Company’s business. The NCGC reviews the other commitments of potential Board candidates, and does so annually for existing Board members, to determine if this expectation can be met. In making this determination, the NCGC considers, among other factors, stakeholder guidelines regarding numerical limits on public company boards on which a director may sit. None of our directors serve on more than two public company boards (including NVIDIA), and none of our non-employee directors serve as a CEO or executive officer of a public company.
Director Stock Ownership Guidelines
Our Corporate Governance Policies require each non-employee director to hold shares of our common stock with a total value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or ten times his base salary, in the case of the CEO). The shares may include vested deferred stock, shares held in trust, and shares held by immediate family members, but not unvested equity awards. Non-employee directors have five years after their Board appointment to reach the ownership threshold. Our stock ownership guidelines are intended to further align director interests with stockholder interests.
Each non-employee director and Mr. Huang currently meets or exceeds the stock ownership requirements.
Senior Management Development
We believe in extensive leadership development. Our internal leadership structure ensures that many senior managers work directly with our CEO to execute our corporate strategies. This approach results in strategic alignment, exposes leaders to a broad spectrum of corporate activities, and presents the Board with a pool of excellent candidates for future promotion. Our CEO also selects senior leaders to engage directly with the Board on key initiatives and provides periodic updates to our Board on management development.
Outside Advisors
The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board does not need management’s consent to retain outside advisors and the principal committees do not need consent from the Board or management’ to retain outside advisors.

Code of Conduct
Our directors, executives, and employees are expected to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon their good judgment, ethical standards, and personal integrity. Our Code of Conduct applies to all executive officers, directors, and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Financial Team Code of Conduct applies to our executive officers, directors, members of our finance department, and all employees involved in the preparation and review of externally-reported periodic financial reports, filings, and documents. We regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives, and employees. We also regularly train our employees on our Code of Conduct and other policies.
The Code of Conduct and the Financial Team Code of Conduct may be viewed in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to either code, or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or in a report on Form 8-K. Information contained on our website is not incorporated by reference into this or any other report we file with the SEC.
Insider Trading Policy
Our Insider Trading Policy governs transactions in our securities and applies to the Board and our employees, contractors, and consultants. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations applicable to NVIDIA. Section 16 directors and officers must obtain preclearance before trading in NVIDIA’s stock. In addition, we comply with applicable laws and regulations relating to insider trading with respect to transactions in our securities such as open market repurchases of our common stock from time to time.
Under our Insider Trading Policy, hedging ownership of NVIDIA stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt, is not permitted. Additional prohibitions include purchasing NVIDIA stock on margin or holding NVIDIA stock in a margin account, or pledging NVIDIA stock as collateral for a loan. We allow participation in certain exchange funds for portfolio diversification.
Corporate Hotline
We have established an independent corporate hotline to allow any employee, contractor, customer, or partner to confidentially and anonymously submit a complaint about any accounting, internal controls, auditing, Code of Conduct, or other matter of concern (unless prohibited by local privacy laws).
Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending electronic written communications addressed to Timothy S. Teter, our Secretary, at shareholdermeeting@nvidia.com. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairperson of the AC, CC, or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.
Majority Vote Standard
Under our Bylaws, in an uncontested election, stockholders will be given the choice to cast votes FOR or AGAINST the election of directors or to ABSTAIN from such vote. A director shall be elected by the affirmative vote of the majority of the votes cast with respect to that director, meaning the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director. If the votes cast FOR an incumbent director in a non-contested election do not exceed the number of AGAINST votes, such incumbent director shall offer to tender his or her resignation to the Board. The NCGC or other committee that may be designated by the Board will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on such committee’s recommendation and publicly disclose its decision and the rationale within 90 days from the date of certification of the election results. In making their decision, such committee and the Board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. The director who tenders his or her resignation will not participate in such committee’s recommendation or the Board’s decision.
In a contested election, in which the number of nominees exceeds the number of directors to be elected, stockholders will be given the choice to cast FOR or WITHHOLD votes for the election of directors. Our directors will be elected by a plurality of the shares represented at any such meeting or by proxy and entitled to vote on the election of directors at that meeting. The directors receiving the greatest number of FOR votes will be elected.
In either case, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will otherwise have no effect on the vote.

Stockholder Special Meeting Right
As part of our Board and management’s comprehensive review of current corporate governance practices, our Board amended our Bylaws in 2024 to let stockholders owning at least 15% of our shares, and who have owned such shares continuously for at least one year, to request a special meeting of stockholders. Those requestors must also satisfy the disclosure, timing and other requirements set forth in our Bylaws intended to ensure that stockholders receive adequate, timely, and accurate information in connection with a special meeting. Our Board believes that this special meeting right strikes a balance between enabling urgent action and protecting the Company and its stockholders from narrow, short-term interests.
Board Meeting Information
The Board met five times during Fiscal 2026, including meetings during which the Board discussed the strategic direction of NVIDIA, new business and strategic opportunities, the product roadmap, and other matters facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member attended 75% or more of the applicable meetings of the Board and of each committee on which he or she served during Fiscal 2026.
Corporate Sustainability

NVIDIA invents computing technologies that improve lives and address global challenges. Our goal is to integrate sound CS principles and practices across the Company. Our Board and management believe that environmental stewardship, social responsibility, and solid governance are important to our business strategy and long-term value creation. While the full Board has ultimate responsibility for CS matters that impact our business, each committee of the Board oversees CS matters across our business operations in the areas that align with their respective responsibilities. The NCGC is responsible for reviewing and discussing with management our policies, issues, and reporting related to sustainability, including overall sustainability strategy, risks, and opportunities, and related programs and initiatives. Our CS team updates the NCGC at least semiannually on these topics, as well as pertinent regulations and stakeholder inputs, and gathers feedback from the NCGC on issues such as climate change and human rights. The CS team also reports on sustainability issues to the full Board annually.
Our CSSC comprises members of our executive leadership team. The CSSC oversees and provides input on our sustainability strategy and program. Feedback from the Board, the NCGC and CSSC, along with specific input from our executive team, helps to determine the focus and scope of our sustainability strategy and program.
More information can be found on the Corporate Sustainability section of our website and in our annual Sustainability Report. Information contained on our website or in our annual Sustainability Report is not incorporated by reference into this or any other report we file with the SEC. Refer to “Item 1A. Risk Factors” in our Form 10-K for a discussion of risks and uncertainties we face related to CS.
Climate and Efficiency

In Fiscal 2025, we purchased or generated enough renewable energy to match 100% of our global electricity usage for sites under our operational control.
In Fiscal 2026, we announced two new emission reduction targets validated by the Science Based Targets Initiative. NVIDIA’s goal is to, from a Fiscal 2023 base year:
•Reduce absolute scope 1 and 2 emissions by 50% by Fiscal 2030
•Reduce scope 3 emissions intensity from use of sold GPU products by 75% per petaFLOP of computing performance by Fiscal 2030
Public Policy Engagement and Accountability
Our NCGC oversees and periodically reviews our public policy engagement and accountability. We engage in the public policy process to advance the long-term interests of the Company and its stockholders. NVIDIA’s U.S. federal lobbying activities are disclosed quarterly and publicly reported. We belong to trade associations worldwide. Management reports to the NCGC about our policies and practices in connection with government relations, public policy, and related expenditures.

Director Compensation
NVIDIA’s non-employee director compensation program is designed to attract and retain a world-class Board of Directors while balancing our stockholders’ interests, and aligns with annual service starting on the dates of our annual meetings. We do not pay additional fees for serving as Lead Director or as chairperson or member of our committees, or for meeting attendance. Directors who are also employees do not receive compensation for service on the Board.
Roles of the Board, the Compensation Committee, and Compensation Consultant
The CC reviews our director compensation annually with the assistance of its independent compensation consultant, Semler Brossy, and assesses peer group data, compensation trends, and best practices. Following this review, the CC recommended the non-employee director compensation for the year following our 2025 Meeting, or the 2025 Program, as described below, which the Board approved in December 2024.
2025 Program
The 2025 Program maintained the same target compensation as the previous year with a total value of $340,000—slightly below the median paid to peer group non-employee directors (based on the peer group determined in late 2024):
(1) Represents target annual value of RSUs granted on the day following our 2025 Meeting, or the 2025 Program RSUs. 50% of the 2025 Program RSUs vested on the third Wednesday in November 2025 and 50% will vest on the third Wednesday in May 2026, subject to the director’s continuous service.
The number of shares subject to each director’s 2025 Program RSUs equaled the target value of the grant divided by the 30-calendar day trailing average closing price of our common stock that ended the business day before the 2025 Meeting, to smooth the effects of market volatility.
New Directors
Any new non-employee director who is appointed or elected to the Board with an effective date after the 2026 Meeting, or a New Director, will be entitled to receive (i) an annual cash retainer of $85,000, prorated to reflect the New Director’s service, paid quarterly, (ii) an initial grant of RSUs with a target value of $255,000, converted to a number of shares by dividing such value by the 30-calendar day trailing average closing price of our common stock ending the business day before the New Director’s effective date of appointment or election, 1/6th of which will vest approximately every six months following the grant date, and (iii) a second grant of RSUs with a target value of $255,000, converted to a number of shares by dividing such value by the 30-calendar day trailing average closing price of our common stock ending the business day before the 2026 Meeting, prorated to reflect the New Director’s service until the 2027 Meeting, or the New Director Annual Grant. 50% of the New Director Annual Grant will vest on the third Wednesday in May 2027, and the balance will vest on the third Wednesday in November 2026; provided that if the New Director’s first day of service is on or after November 1, 2026, the New Director Annual Grant will vest in full on the third Wednesday in May 2027 ((ii) and (iii) collectively referred to as the New Director RSUs).

Deferred Compensation Program
Non-employee directors can elect to defer the settlement of RSUs upon vesting for tax planning purposes. Deferrals can be made to the earlier of (i) the third Wednesday of March of a future year (no sooner than 2027 for the 2025 Program RSUs or 2028 for the New Director RSUs), or the 15th of March of any year that is 2029 or later, or (ii) the director’s cessation of service or certain change-in-control events, in accordance with Section 409A of the Internal Revenue Code.
Other Compensation/Benefits
Our directors are reimbursed for expenses incurred in attending Board and committee meetings, and continuing educational programs. We do not offer change-in-control benefits to directors, except for vesting acceleration under our equity plans that applies to all plan award holders if an acquirer does not assume or substitute those awards, provided that the award holder’s continuous service with us has not terminated prior to the change-in-control. If a director’s service terminates due to death, their RSU grants will immediately vest in full.

Directors do not receive dividends on unvested, or vested but deferred, RSUs.

Director Compensation for Fiscal 2026

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Robert K. Burgess (2)	63,750	278,809	342,559
Tench Coxe	85,000	278,809	363,809
John O. Dabiri	85,000	278,809	363,809
Persis S. Drell	85,000	278,809	363,809
Dawn Hudson	85,000	278,809	363,809
Harvey C. Jones	85,000	278,809	363,809
Melissa B. Lora	85,000	278,809	363,809
Stephen C. Neal	85,000	278,809	363,809
Ellen Ochoa (3)	42,500	278,809	321,309
A. Brooke Seawell	85,000	278,809	363,809
Aarti Shah	85,000	278,809	363,809
Mark A. Stevens	85,000	278,809	363,809
(1)     Amounts shown do not reflect amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for RSU awards granted during the fiscal year. The assumptions used in the calculation are set forth in Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. On June 26, 2025, each non-employee director then serving on the Board received their 2025 Program RSU grant for 1,799 shares, with an ASC 718 grant date fair value per share of $154.98.
(2)     Mr. Burgess passed away in December 2025, prior to the date of the final quarterly cash retainer payment under the 2025 Program.
(3)     Dr. Ochoa resigned from the Board in July 2025, prior to the dates of the two final quarterly cash retainer payments under the 2025 Program.

The following table provides information regarding the aggregate number of unvested RSUs held by each of our non-employee directors as of January 25, 2026:

Name	RSUs	Name	RSUs
Robert K. Burgess (1)	—	Melissa B. Lora (3)	1,880
Tench Coxe	900	Stephen C. Neal	900
John O. Dabiri	900	Ellen Ochoa (4)	—
Persis S. Drell (2)	—	A. Brooke Seawell	900
Dawn Hudson	900	Aarti Shah	900
Harvey C. Jones	900	Mark A. Stevens	900
(1)     Mr. Burgess passed away in December 2025. Pursuant to the terms of our 2007 Plan, upon his death, unvested RSUs then held by Mr. Burgess accelerated and became fully vested.
(2)     Dr. Drell resigned from the Board in January 2026.
(3)    Includes initial RSUs granted to Ms. Lora in connection with her appointment to the Board in 2023.
(4)     Dr. Ochoa resigned from the Board in July 2025. Pursuant to the terms of our non-employee director compensation program, RSUs previously deferred by Dr. Ochoa were issued on the date of her resignation.

Review of Transactions with Related Persons
Employees, officers, and directors must avoid any activity that conflicts with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We regularly conduct a review of all related party transactions for potential conflicts of interest and all transactions involving executive officers or directors must be approved by the NCGC in compliance with the Company’s policies and Nasdaq listing standards. Except as discussed below, there were no transactions with related persons since the beginning of Fiscal 2026 or currently proposed transactions that would require disclosure in this proxy statement or approval by the NCGC.
Transactions with Related Persons
The daughter and son of Jen-Hsun Huang, our President and CEO and a member of our Board, are employed by the Company. Neither of them shares a household with Mr. Huang, is one of our executive officers, or reports directly to Mr. Huang. Additionally, the son of Dr. Shah, one of our directors, is employed by the Company. He does not share a household with Dr. Shah and is not one of our executive officers.
The compensation of these individuals was determined in accordance with NVIDIA’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. Huang or Dr. Shah, respectively. The total compensation for Fiscal 2026 of the daughter and son of Mr. Huang was approximately $1,232,000 and $1,320,000, respectively. The total compensation for Fiscal 2026 of the son of Dr. Shah was approximately $265,000.
Each of them has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who do not have such family relationships.
The Jen-Hsun and Lori Huang Foundation, or the Huang Foundation, a charitable organization, has entered into an agreement with CoreWeave, Inc., a third-party cloud services provider, to purchase GPU compute time for donation to university and other non-profit research institutes to develop open science and AI research, of which $108.3 million has been donated to date. NVIDIA routinely offers engineering services for no charge in the ordinary course of business to developers of NVIDIA accelerated computing and we plan to offer similar engineering services for no charge to certain recipients of GPU compute time grants from the Huang Foundation.

We have entered into indemnity agreements with our executive officers and directors. The agreements provide that we will indemnify them, under certain circumstances, for liabilities they may be required to pay in actions or proceedings by reason of their position with NVIDIA, and otherwise to the fullest extent permitted under Delaware law, our Charter, and our Bylaws. We intend to execute similar agreements with our future executive officers and directors. See Employment, Severance, and Change-in-Control Arrangements below for a description of the terms of the 2007 Plan related to a change-in-control of NVIDIA.
During Fiscal 2026, we granted RSUs to our non-employee directors, and RSUs and PSUs to our executive officers (other than Mr. Huang, who received PSUs only). See Director Compensation above and Executive Compensation below.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 23, 2026 as to shares of our common stock beneficially owned by each of our NEOs, each of our directors, all of our directors and executive officers as a group, and all known by us to be beneficial owners of more than 5% of our common stock, unless otherwise indicated in the footnotes to the table. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to PSUs or RSUs that will vest within 60 days of March 23, 2026.
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentages are based on 24,312,141,810 shares of our common stock outstanding as of March 23, 2026, adjusted as required by SEC rules.

Name of Beneficial Owner	Shares Owned		Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
NEOs:
Jen-Hsun Huang	870,604,104	(1)	—	870,604,104	3.58%
Colette M. Kress	4,443,523	(2)	—	4,443,523	*
Ajay K. Puri	3,266,897	(3)	—	3,266,897	*
Debora Shoquist	1,580,729	(4)	—	1,580,729	*
Timothy S. Teter	2,687,197	(5)	—	2,687,197	*
Directors, not including Mr. Huang:
Tench Coxe	30,555,240	(6)	—	30,555,240	*
John O. Dabiri	13,888		900	14,788	*
Dawn Hudson	367,987		900	368,887	*
Harvey C. Jones	7,002,787	(7)	900	7,003,687	*
Melissa B. Lora	899	(8)	900	1,799	*
Stephen C. Neal	183,967	(9)	900	184,867	*
A. Brooke Seawell	2,505,707	(10)	900	2,506,607	*
Aarti Shah	25,620	(11)	—	25,620	*
Mark A. Stevens	34,068,672	(12)	900	34,069,572	*
Directors and executive officers as a group (14 persons)	957,307,217	(13)	6,300	957,313,517	3.94%
5% Stockholders:
BlackRock, Inc.	1,805,935,550	(14)	—	1,805,935,550	7.43%
Vanguard Capital Management	1,777,408,252	(15)	—	1,777,408,252	7.31%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Includes (a) 528,531,547 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust, (b) 31,421,011 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees, (c) 109,040,602 shares of common stock held by The Huang Irrevocable Remainder Trust u/a/d 2/19/2016, of which Mr. Huang and his wife are co-trustees, (d) 6,632,667 shares of common stock held by TARG M LLC, of which the Huang Trust is the sole member, (e) 6,632,667 shares of common stock held by TARG S LLC, of which the Huang Trust is the sole member, (f) 30,000,000 shares of common stock held by TARG M2 LLC, of which the Huang Trust is the sole member, (g) 30,000,000 shares of common stock held by TARG S2 LLC, of which the Huang Trust is the sole member, and (h) 58,683,830 shares of common stock held by The Jen-Hsun & Lori Huang Foundation, or the Huang Foundation, of which Mr. Huang and his wife are board members. By virtue of their status as co-trustees of the Huang Trust, The Huang 2012 Irrevocable Trust, and The Huang Irrevocable Remainder Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of, and to exercise shared voting and investment power over, the shares referenced in (a)-(g). By virtue of their status as board members of the Huang Foundation since 2007, Mr. Huang and his wife may be deemed to have shared beneficial ownership of, and to exercise shared voting and investment power over, the shares referenced in (h), and therefore the Huang Foundation’s shares are being reported in accordance with Item 403 of Regulation S-K. Mr. Huang and his wife have no pecuniary interest in the Huang Foundation’s shares.
(2)Includes (a) 4,000 shares held by immediate family member 1, (b) 4,000 shares held by immediate family member 2, (c) 712,934 shares held by a limited liability company, the sole member of which is an irrevocable trust of which the trustee is an independent institution, (d) 451,498 shares held by Grantor Retained Annuity Trust 1, of which Ms. Kress is trustee, (e) 451,498 shares held by Grantor Retained Annuity Trust 2, of which Ms. Kress’s husband is trustee and exercises sole voting and investment power, (f) 83,060 shares held by a trust, of which Ms. Kress is trustee, (g) 2,032,048 shares held by Grantor Retained Annuity Trust 3, of which Ms. Kress and her husband are co-trustees, and (h) 271,592 shares held by Grantor Retained Annuity Trust 4, of which Ms. Kress and her husband are co-trustees. By virtue of their status as co-trustees of the Grantor Retained Annuity Trusts 3 and 4, each of Ms. Kress and her husband may be deemed to have shared beneficial ownership of, and to exercise shared voting and investment power over, the shares referenced in (g) and (h).
(3)Includes (a) 3,018,547 shares of common stock held by the Ajay K Puri Revocable Trust dtd 12/10/2015, of which Mr. Puri is trustee, and (b) 46,360 shares of common stock held by The Puri 2019 Irrevocable Children’s Trust dtd 12/06/2019, of which Mr. Puri is one of the trustees. Mr. Puri disclaims beneficial ownership of the shares held by The Puri 2019 Irrevocable Children’s Trust, except to the extent of his pecuniary interest therein.
(4)Includes 1,424,603 shares of common stock held by the Debora C. Shoquist Revocable Living Trust dtd 6/13/2002, of which Ms. Shoquist is trustee.
(5)Represents shares of common stock held by the Horne Teter Family Living Trust, dated February 1, 2019, of which Mr. Teter is a co-trustee and exercises shared voting and investment power.
(6)Includes (a) 4,852,480 shares of common stock held in a retirement trust, and (b) 25,671,360 shares of common stock held in The Coxe Revocable Trust, of which Mr. Coxe is a co-trustee and exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership of the shares held by The Coxe Revocable Trust, except to the extent of his pecuniary interest therein. Mr. Coxe shares pecuniary interest in shares held in his individual name pursuant to a contractual relationship, and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
Does not include an additional 23,867 shares of common stock underlying vested RSUs that Mr. Coxe has deferred for future issuance.
(7)Includes 6,933,280 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee.
(8)Does not include an additional 12,878 shares of common stock underlying vested RSUs that Ms. Lora has deferred for future issuance.
(9)Includes (a) 30,428 shares of shares of common stock held by the 2013 Stephen C. Neal Revocable Trust, of which Mr. Neal is trustee, (b) 143,410 shares of common stock held by the Neal/Rhyu Revocable Trust dated 05/02/2017, of which Mr. Neal is a co-trustee and exercises shared voting and investment power, and (c) 7,142 shares of common stock held by the 2013 Michelle S. Rhyu Revocable Trust, of which Mr. Neal’s wife is trustee and exercises sole voting and investment power.
(10)Includes 2,500,000 shares of common stock held by The Alexander Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell is trustee.
(11)Does not include an additional 9,487 shares of common stock underlying vested RSUs that Dr. Shah has deferred for future issuance.
(12)Includes (a) 7,399,771 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens is co-trustee and exercises shared voting and investment power, (b) 15,017,750 shares of common stock held by the Envy Trust u/a/d December 7, 2021, of which Mr. Stevens is trustee, and (c) 108,650 shares of common stock held by the 970 Foundation, of which Mr. Stevens and his wife are board members. By virtue of their status as board members of the 970 Foundation, Mr. Stevens and his wife may be deemed to have shared beneficial ownership of, and to exercise shared voting and investment power over, the shares referenced in (c), and therefore the 970 Foundation’s shares are being reported in accordance with Item 403 of Regulation S-K. Mr. Stevens and his wife have no pecuniary interest in the 970 Foundation’s shares.
(13)Includes shares owned by all directors and executive officers.
(14)This information is based solely on a Schedule 13G/A, dated January 26, 2024, filed with the SEC on January 26, 2024 by BlackRock, Inc. reporting its beneficial ownership as of December 31, 2023. On an adjusted basis to reflect our June 2024 ten-for-one stock split, the Schedule 13G/A reported that BlackRock had sole voting power with respect to 1,628,565,130 shares and sole dispositive power with respect to 1,805,935,550 shares. BlackRock is located at 50 Hudson Yards, New York, New York 10001.
(15)This information is based solely on a Schedule 13G, dated April 28, 2026, filed with the SEC on April 28, 2026 by Vanguard Capital Management reporting its beneficial ownership as of March 31, 2026. The Schedule 13G reported that Vanguard had sole voting power with respect to 238,857,870 shares and sole dispositive power with respect to 1,777,408,252 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Proposal 2—Advisory Approval of Executive Compensation

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve our Fiscal 2026 NEO compensation.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay,” to approve the Fiscal 2026 compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the accompanying narrative discussion. This vote is intended to address the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement, rather than any specific compensation component.
In response to our stockholders’ preference, our Board has adopted a policy of providing for annual “say-on-pay” votes.
This advisory proposal is not binding on the Board nor us. Nevertheless, the views expressed by our stockholders are important to the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making future NEO compensation decisions.
Recommendation of the Board
The Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the Fiscal 2026 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Executive Compensation
Compensation Discussion and Analysis
This CD&A describes our Fiscal 2026 executive compensation philosophy, design, and process, and how our corporate results affected the payout of performance-based awards. Our Fiscal 2026 NEOs were: Jen-Hsun Huang, President and CEO; Colette M. Kress, EVP and CFO; Ajay K. Puri, EVP, Worldwide Field Operations; Debora Shoquist, EVP, Operations; and Timothy S. Teter, EVP, General Counsel and Secretary.
Fiscal 2026 Executive Compensation Summary
Continued Focus on Pay for Performance
NVIDIA’s executive compensation program in Fiscal 2026 continued to be guided by a pay for performance philosophy to link competitive NEO pay with our stockholders’ interests. 96% of our CEO’s and 48% of our other NEOs’ Fiscal 2026 total target pay was dependent on corporate performance.
Executive Pay Heavily Weighted Towards Equity Awards
The vast majority of our NEOs’ total target pay for Fiscal 2026 was comprised of equity awards:
•SY PSUs that can be earned based on annual Non-GAAP Operating Income performance, vesting over 4 years,
•MY PSUs that can be earned based on 3-year TSR performance relative to the S&P 500, vesting over 3 years, and
•RSUs vesting over 4 years (for NEOs other than our CEO)

(1) Based on total target pay as approved by the CC, consisting of annual base salary, and, assuming the Company achieves associated performance goals at a Base Compensation Plan level, target payout opportunity under our Variable Cash Plan and target equity opportunities the CC intended to deliver.
(2) Reflects the average total target pay mix for our NEOs other than our CEO.
NEOs were also eligible for variable cash awards based on annual revenue, in addition to base salary and other compensation and benefits.
Key NEO Compensation Actions for Fiscal 2026
•Cash Compensation Remained Constant: no changes compared to Fiscal 2025 base salary or variable cash opportunity
•Increased Target Equity Opportunities: increased target equity opportunities for all NEOs to recognize the complexity and scope of NEOs’ roles and responsibilities; by increasing target equity opportunities, aligned total target pay for all NEOs other than our CEO to reflect their comparable, significant contributions and impact on corporate performance
•Continued Increased Rigor of Performance Goals: set the Base Compensation Plan revenue goal for the Fiscal 2026 Variable Cash Plan in line with our record Fiscal 2025 results and the Base Compensation Plan Non-GAAP Operating Income goal for SY PSUs granted in Fiscal 2026 in line with our corresponding Fiscal 2025 Stretch Compensation Plan goal

Record Performance Resulting in Maximum Payouts

	Fiscal 2026 Revenue	Fiscal 2026 Non-GAAP Operating Income (1)	3-Year TSR Relative to S&P 500 (Fiscal 2024 to 2026) (2)
Stretch Compensation Plan Goal	$160.0 billion (3)	$96.0 billion (3)	75th percentile
Performance Achievement for Period Ended Fiscal 2026	$215.9 billion	$137.3 billion	100th Percentile (1,055%)
(1) See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(2) Represents TSR for purposes of the MY PSU performance goal, calculated using cumulative stock price appreciation with dividends reinvested and the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the three-year performance period.

(3)    Our original Fiscal 2026 Stretch Compensation Plan revenue goal of $190.0 billion was automatically adjusted to $160.0 billion, and our original Fiscal 2026 Stretch Compensation Plan Non-GAAP Operating Income goal of $120.0 billion was automatically adjusted to $96.0 billion, due to the imposition of additional export controls on the Company’s H20 products during the first half of Fiscal 2026. See Fiscal 2026 Compensation Actions and Achievements—Performance Metrics and Goals for Executive Compensation below for further discussion of these adjustments.
As a result of the above performance achievements, each exceeding the CC’s pre-established Stretch Compensation Plan goals, our NEOs earned the maximum payouts possible for our Fiscal 2026 Variable Cash Plan, SY PSUs granted in Fiscal 2026 (which remain subject to service-based vesting), and MY PSUs granted in Fiscal 2024.
Our Compensation Philosophy and Practices
NVIDIA is building a one-of-a-kind company that invents the future, builds amazing technologies, and strives to achieve the highest level of craft. To achieve this vision, we must attract and retain a high-caliber executive team while balancing our stockholders’ interests. While our CC considers numerous factors in making executive pay decisions, our compensation program is guided by the following philosophies:
•Pay for Performance: emphasize at-risk and performance-based cash and equity for NEOs based on multiple corporate metrics
•Competitive Pay: structure competitive NEO target compensation to reflect job impact, scope, and responsibilities, that attracts and retains talent
•Stockholder Alignment: align NEO pay with stockholders’ long-term interests and consider feedback from our annual stockholder engagement efforts and “say-on-pay” vote
•Simplicity and Transparency: design a compensation program with simple, objective metrics
In this CD&A, total target pay refers to (i) an NEO’s annual base salary, (ii) target variable cash opportunity, which means the potential payout under our Variable Cash Plan, assuming the Company achieves the associated performance goal at a Base Compensation Plan level, and (iii) target equity opportunity, which means the value of the equity opportunities granted during the year that the CC intended to deliver at grant, assuming the Company achieves associated performance goals at a Base Compensation Plan level.
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓ Emphasize at-risk, performance-based compensation, with simple, objective performance goals
✓ Use annual and multi-year performance targets to determine PSU awards earned
✓ Set rigorous performance goals and use different metrics for annual and multi-year awards
✓ Require NEOs to provide continuous service for 4 years to fully vest in RSU awards and SY PSU awards earned based on performance
✓ Evaluate our program annually based on feedback from stockholder engagement efforts and make adjustments when appropriate
✓ Mitigate compensation risks
✓ Cap performance-based variable cash and PSU payouts
✓ Retain an independent compensation consultant reporting directly to the independent CC
✓ Require NEOs to maintain meaningful stock ownership
✓ Maintain a clawback policy for performance-based compensation

X Enter into agreements with NEOs providing for specific terms of employment or severance benefits
X Give our executive officers special change-in-control benefits
X Provide automatic equity vesting upon a change-in-control (except for the provisions in our equity plans that apply to all employees if an acquiring company does not assume or substitute our outstanding stock awards)
X Give NEOs supplemental retirement benefits
X Provide tax gross-ups
X Pay dividends or the equivalent on unearned or unvested equity
X Permit executive officers, employees, or directors to hedge their ownership of NVIDIA stock or to pledge NVIDIA stock as collateral for a loan (though we do allow participation in certain exchange funds for portfolio diversification)

How We Determine Executive Compensation
The CC’s oversight and decision-making for our Fiscal 2026 executive compensation program was a multi-year process:

December 2024	December 2024 - January 2025	March 2025	March 2026	May 2026
CC determined peer companies	Members of management and the Board, including our Lead Director and CC Chair, engaged in stockholder outreach	CC determined performance goals and approved target compensation levels and PSU and RSU grants, considering stockholder feedback and peer company practices	CC certified achievement and payouts for Fiscal 2026 Variable Cash Plan, SY PSUs granted in Fiscal 2026 and MY PSUs granted in Fiscal 2024*	CC oversaw compensation risk assessment; published executive compensation program details in proxy statement
* The CC is expected to certify achievement and payouts for MY PSUs granted in Fiscal 2026 by March 2028.
Roles of the Compensation Committee, Compensation Consultant, and Management
The roles of (i) our CC, (ii) our independent compensation consultant, and (iii) management, including our CEO and Finance and Human Resources departments, are summarized below.
For advice regarding our Fiscal 2026 NEO compensation program, our CC utilized Semler Brossy for its experience working with our CC and with compensation committees at other technology companies. Our CC analyzed whether Semler Brossy’s role raised any conflict of interests, taking into consideration the following:
•Semler Brossy did not provide any services directly to NVIDIA (although we paid Semler Brossy on the CC’s behalf);
•The percentage of Semler Brossy’s total revenue resulting from fees paid by us on the CC’s behalf;
•Semler Brossy’s conflict of interest policies and procedures;
•Any business or personal relationship between Semler Brossy and an executive officer, or between Semler Brossy’s individual compensation advisors and an executive officer or any member of our CC; and
•Any NVIDIA stock owned by Semler Brossy or its individual compensation advisors.
After considering these factors, our CC determined that Semler Brossy’s work did not create any conflict of interests.
Our CC reviews and approves all NEO compensation decisions, with input from Mr. Huang and Semler Brossy. At the CC’s direction, Semler Brossy and management recommended a peer group for our Fiscal 2026 executive pay program, which the CC approved. Semler Brossy provided data on CEO compensation from the peer group companies to inform the CC on Mr. Huang’s compensation and management gathered peer data from the Radford Global Technology Survey, or the Radford Survey, to inform Mr. Huang’s recommendations for other NEOs’ compensation. The CC considered Semler Brossy’s advice, Mr. Huang’s recommendations, and management’s proposed Fiscal 2026 performance goals, before making its final decisions on Fiscal 2026 NEO compensation. The CC certified compensation payouts for performance periods that concluded at the end of Fiscal 2026 under the Variable Cash Plan and for SY PSUs granted in Fiscal 2026 and MY PSUs granted in Fiscal 2024. The CC also oversaw management’s Fiscal 2026 compensation risk analysis.
Peer Companies and Market Compensation Data
We believe our peers should be companies that compete with us for executive talent, have an established business, market presence, and complexity similar to NVIDIA, and are of similar size, measured by revenue or market capitalization at approximately 1/3 - 3.5x ours. After consulting with management, and based on Semler Brossy’s recommendation, the CC determined in December 2024 that the existing peer group remained appropriate for Fiscal 2026, with the following adjustments: (i) removing Adobe Inc., Advanced Micro Devices, Inc., and SAP SE due to their revenue and market capitalization being below our target range (and also, for Adobe and SAP, because of limited direct business relevance); and (ii) adding Alphabet Inc., Amazon.com, Inc., Apple Inc., and Microsoft Corporation as competitors for talent with revenue and market capitalization being within our target range. These changes resulted in the following Fiscal 2026 peer group:
Fiscal 2026 Peer Group

Alphabet Inc. (GOOG)	Meta Platforms, Inc. (META)
Amazon.com, Inc. (AMZN)	Microsoft Corporation (MSFT)
Apple Inc. (AAPL)	Netflix, Inc. (NFLX)
Broadcom Inc. (AVGO)	Oracle Corporation (ORCL)
Cisco Systems, Inc. (CSCO)	Qualcomm Incorporated (QCOM)
International Business Machines Corporation (IBM)	Salesforce, Inc. (CRM)
Intel Corporation (INTC)	Visa Inc. (V)

Our CC selected each member of the peer group based on a combination of the factors described above. As a result, while some peer companies were outside our targeted size range, the CC determined they were still appropriate due to their established businesses and relevance as competitors for talent.
To determine our Fiscal 2026 peer group, the CC reviewed our trailing 12-month revenue (reported through our third quarter results for Fiscal 2025) and market capitalization as of November 2024. They compared these metrics to the 75th percentile, median, and 25th percentile of peer group companies, as follows:

Revenue (in billions)
$250
$200
$150
$100
$50
$0
$229.70
$113.27
$54.03
$40.93
75th Percentile
NVIDIA
Median
25th Percentile

Market Capitalization (in billions)
$3,471.92
$1,913.24
$536.35
$242.70
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
NVIDIA
75th Percentile
Median
25th Percentile

For our NEOs other than our CEO, Mr. Huang reviewed market practices and compensation data from the Radford Survey and peer company proxy data for comparable executives before recommending their Fiscal 2026 compensation for approval by the CC. The CC reviewed the same information for peer companies’ CEOs, before determining the components of our executive compensation program, as well as total compensation, for all NEOs. We compared the total compensation opportunity for our NEOs and similarly situated executives at the 25th, 50th, and 75th percentiles of peer company data where available, and the CC considered the factors below in setting NEO compensation.
Factors Used in Determining Executive Compensation
In addition to peer data, our CC considers the following factors in making executive compensation decisions. The weight given to each factor may differ among NEOs and each component of pay, and is subject to the CC’s sole discretion.

✓	The need to attract and retain talent in a highly competitive industry	✓	Each NEO’s unvested equity
		✓	Internal pay equity relative to similarly situated executives
✓	Stockholder feedback regarding our executive pay
✓	The desire for simplicity of the overall program and transparency of the performance metrics	✓	Our CEO’s recommendations for the NEOs other than himself, including his understanding of each NEO’s performance, capabilities, and contributions
✓	An NEO’s past performance and anticipated future contributions
		✓	Our CC’s independent judgment
✓	Our financial performance and forecasted results, as well as our prior financial performance and resulting impact on our executives’ compensation	✓	Our philosophy that an NEO’s total compensation opportunity and percentage of at-risk pay should increase with responsibility
✓	Changes in the scale and complexity of our business	✓	The total compensation cost and the growth in such cost, including from executive compensation, to maintain a responsible cost structure for our compensation programs *
✓	Each NEO’s current total compensation
✓	The scope and complexity of the department(s) or function(s) the NEO manages
* See Note 3, Stock-Based Compensation of our Form 10-K consolidated financial statements for a discussion of stock-based compensation cost.
Fiscal 2026 Compensation Actions and Achievements
Stockholder Outreach and Feedback
We value stockholder feedback and conduct an annual outreach program. In Fall 2024, in preparation for Fiscal 2026 compensation decisions, we contacted our top institutional stockholders representing an aggregate ownership of 31% of our shares. Management and the Board, including our Lead Director, met with stockholders holding 30% of our shares to discuss a wide range of topics including executive compensation. Stockholders provided positive feedback on our linkage of pay and performance and shared their views on multi-year performance goals and long equity vesting terms.

In response to this feedback and considering our 92% say-on-pay approval rate for Fiscal 2024 NEO compensation, our CC maintained generally the same elements and performance-based metrics for Fiscal 2026, but (i) increased target equity opportunities for all NEOs to recognize the complexity and scope of their roles and responsibilities, (ii) by increasing target equity opportunities, aligned total target pay for all NEOs other than our CEO to reflect their comparable, significant contributions and impact on corporate performance, and (iii) increased the rigor of the Company’s performance-based executive pay opportunities by referencing our record Fiscal 2025 results and Fiscal 2025 Stretch Compensation Plan goals in setting Fiscal 2026 Base Compensation Plan goals to further motivate our NEOs. Our CC believed that structuring performance-based components of our executive pay program solely around NVIDIA’s financial performance goals continued to align management’s incentives with stockholder interests.
Total Target Compensation Approach
In setting Fiscal 2026 compensation, our CC reviewed each NEO’s total target pay opportunity and distribution across multiple pay elements. Our CC compared Mr. Huang’s base salary, target variable cash opportunity, target total cash opportunity, target equity opportunity, and total target pay opportunity against chief executives at peer companies. For our other NEOs, Mr. Huang reviewed their total target pay against similarly situated executives at peer companies where the data was available from the Radford Survey, considering internal pay equity, individual performance, unvested equity levels, and the increasing complexity of their roles. These factors informed Mr. Huang’s recommendations to the CC. The CC also considered the factors outlined in Factors Used in Determining Executive Compensation and its compensation objectives for Fiscal 2026. Rather than applying a formula or assigning specific weights to each factor, our CC used its judgment and experience to set total target compensation, the mix of cash and equity, and fixed and at-risk pay opportunities for each NEO. When setting pay elements, the CC evaluated them in the context of the levels of the other pay elements and total target pay to ensure alignment with program objectives. The CC established amounts and designed a structure to reward NEOs with above-market value from equity awards and variable cash incentives only upon exceptional corporate performance.
Components of Pay
The primary components of NVIDIA’s Fiscal 2026 executive compensation program are summarized below:

	Fixed Compensation	At-Risk Compensation
	Base Salary	Variable Cash	SY PSUs	MY PSUs	RSUs (1)
Form	Cash	Cash	Equity	Equity	Equity
Who Receives	NEOs	NEOs	NEOs	NEOs	NEOs (except our CEO, whose equity awards are solely PSUs)
Performance Measure	N/A	Revenue (determines cash payout)	Non-GAAP Operating Income (determines number of shares eligible to vest)	TSR relative to the S&P 500 (determines number of shares eligible to vest)	N/A
Performance Period	N/A	1 year	1 year	3 years	N/A
Vesting Period	N/A	N/A	4 years from grant	3 years from grant	4 years from grant
Vesting Terms	N/A	N/A	If at least Threshold goal achieved, 25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter	If at least Threshold goal achieved, 100% on approximately the 3-year anniversary of the grant date	6.25% vests quarterly from the grant date (2)
Timeframe Emphasized	Annual	Annual	Long-term	Long-term	Long-term
Purpose	Compensate for expected day-to-day performance	Reward for annual corporate financial performance	Align with stockholder interests by linking NEO pay to annual operational performance and ongoing stock price performance during the vesting period	Align with long-term stockholder interests by linking NEO pay to multi-year relative shareholder return and ongoing stock price performance during the vesting period	Align with stockholder interests by linking NEO pay to ongoing stock price performance
Maximum Amount That Can Be Earned	N/A	200% of target opportunity under our Variable Cash Plan	150% of Mr. Huang’s SY PSU target opportunity and 200% of our other NEOs’ respective SY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	150% of Mr. Huang’s MY PSU target opportunity and 200% of our other NEOs’ respective MY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	100% of grant Ultimate value delivered depends on stock price on date shares vest
(1)    Our CC considers RSUs to be at-risk pay because the realized value depends on our stock price, a financial performance measure.
(2)    Reflects vesting schedule for annual RSU grants.
Our NEOs have insurance benefits and are eligible to participate in our ESPP and 401(k) plan on the same basis as our other employees. We also provide a limited set of perquisites to our NEOs from time to time. See Other Compensation and Benefits below for more information.

Pay Mix Considerations
For Fiscal 2026, the CC decided that cash compensation for all NEOs would remain constant with Fiscal 2025 levels and that the largest portion of NEOs’ total target pay would remain in the form of at-risk equity. The CC believes an emphasis on long-term, at-risk opportunities drives results and increases NEO and stockholder alignment, while providing sufficient annual cash compensation to be competitive and retain our NEOs. PSUs and RSUs provide long-term incentives and retention benefits as PSUs require achieving predetermined performance goals, and both PSUs and RSUs are subject to meaningful service-based vesting requirements (3 years for MY PSUs and 4 years for SY PSUs and RSUs).
Given Mr. Huang’s position as CEO, to even more tightly align his interests with stockholders, the CC determined that 100% of his equity grants should be at-risk and performance-based. Consistent with prior years, the CC split Mr. Huang’s target equity opportunity evenly between SY PSUs (aligned with our annual corporate financial performance) and MY PSUs (aligned with our 3-year relative shareholder return).
For other NEOs, the CC maintained a proportional equity mix and granted 50% of the target equity opportunity as RSUs and 50% as PSUs, with the PSU portion evenly split between SY PSUs and MY PSUs. The CC determined this structure balanced performance over short- and long-time horizons while providing a meaningful amount of time-vesting RSUs as a retention benefit.
Setting Executive Compensation Values
For Fiscal 2026, the CC decided that increases to each NEO’s total target pay were appropriate in light of the scope and complexity of their roles and responsibilities.
The CC raised Mr. Huang’s total target pay by $3.5 million, or 11%, to $35.5 million, all in the form of equity, to align more closely with the median of the updated group of peer company CEOs. The CC split the target equity increase evenly between SY PSUs and MY PSUs to balance short- and long-term performance-based awards.
For other NEOs, the CC decided, on Mr. Huang’s recommendation, to align their total target pay to $16 million each, to reflect their comparable, significant contributions and impact on corporate performance, by increasing target equity opportunities by $1 to $2.5 million. For these NEOs, where peer data was available, the increases resulted in their total compensation approximating the 65th percentile of their respective peers.
Determining Equity Award Amounts
To determine the actual number of RSUs and target numbers of SY PSUs and MY PSUs awarded to our NEOs, the CC divided the value of the target equity they intended to deliver at grant by the 30-calendar day trailing average closing price of our common stock ending on the last day of the calendar month prior to the date of grant. They used this methodology instead of calculating the number of shares of common stock subject to each award based on the stock price on the grant date to smooth the effects of possible market volatility. The CC understands that using a historical average stock price can cause the ASC 718 grant date value of an award, as required to be reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, to be different than the intended value of the target equity opportunity. The CC considered various approaches to granting awards and determined the process described above was appropriate.
The target number of SY PSUs would become eligible to vest if the Company achieved Fiscal 2026 Non-GAAP Operating Income at Base Compensation Plan. If the Company achieved Fiscal 2026 Non-GAAP Operating Income at Stretch Compensation Plan or more, the maximum SY PSUs eligible to vest would be capped at 150% of Mr. Huang’s SY PSU target equity opportunity and at 200% for other NEOs. If the Company achieved Fiscal 2026 Non-GAAP Operating Income at Threshold, the minimum SY PSUs eligible to vest would be 50% of each NEO’s SY PSU target equity opportunity.
The target number of MY PSUs would become eligible to vest if the Company achieved TSR relative to the S&P 500 from the start of Fiscal 2026 to the end of Fiscal 2028, or the 3-Year Relative TSR, at Base Compensation Plan. If the Company achieved 3-Year Relative TSR at Stretch Compensation Plan or more, the maximum MY PSUs eligible to vest would be capped at 150% of Mr. Huang’s MY PSU target equity opportunity and at 200% for other NEOs. If the Company achieved 3-Year Relative TSR at Threshold, the minimum MY PSUs eligible to vest would be 25% of each NEO’s MY PSU target equity opportunity.

The CC capped the payout for Mr. Huang’s SY PSUs and MY PSUs at 150% of his target equity awards instead of 200% that applied to other NEOs because all of his Fiscal 2026 equity compensation was performance-based. With these caps, Mr. Huang would have the same total upside potential on his equity awards as the other NEOs. However, the other NEOs had 50% of their total equity awards granted as RSUs that vest based solely on continued service and therefore did not provide the same upside potential.
No PSUs would be eligible to vest if the applicable Threshold performance level was not achieved. Any PSUs determined to be unearned would be cancelled.

Performance Metrics and Goals for Executive Compensation
In March 2025, when making decisions regarding Fiscal 2026 executive compensation, the CC intended for performance goals to be rigorous, uncertain, and set at levels that would motivate our NEOs. As a result, the CC set the Base Compensation Plan revenue goal for the Fiscal 2026 Variable Cash Plan in line with our record Fiscal 2025 results and the Base Compensation Plan Non-GAAP Operating Income goal for SY PSUs granted in Fiscal 2026 in line with our corresponding Fiscal 2025 Stretch Compensation Plan goal.

The CC also considered the impact of potential regulatory actions, outside of management’s control, on the Company’s Fiscal 2026 performance. As a result, the CC approved Stretch Compensation Plans for Fiscal 2026 revenue of $190.0 billion and for Fiscal 2026 Non-GAAP Operating Income of $120.0 billion, which significantly exceeded record Fiscal 2025 results and Fiscal 2025 Stretch Compensation Plan goals. However, at the time it set the Fiscal 2026 performance goals, the CC also provided that the revenue and Non-GAAP Operating Income Stretch Compensation Plan goals would automatically be reduced to $160.0 billion and $96.0 billion, respectively, to the extent that additional export control restrictions were subsequently imposed on the Company’s H20 products within the first half of Fiscal 2026. The CC adopted this framework to preserve the alignment between executive compensation and Company performance in the event of significant regulatory developments that could impact our financial results.

In April 2025, the U.S. government informed NVIDIA that a license would be required for exports of H20 products into the China market. Accordingly, the Fiscal 2026 Stretch Compensation Plan goals for revenue and Non-GAAP Operating Income were automatically adjusted.

Fiscal 2026 performance metrics and goals for NEO pay were as set forth below:

PERFORMANCE METRICS
	Variable Cash Plan	SY PSUs	MY PSUs
Metric	Revenue	Non-GAAP Operating Income	TSR relative to the S&P 500
Timeframe	1 year	1 year	3 years
CC’s Rationale for Metric	Drives value, contributes to Company’s long-term success Focuses on growth in new and existing markets Distinct, separate metric from Non-GAAP Operating Income	Drives value, contributes to Company’s long-term success Reflects our annual revenue generation and effective operating expense management Distinct, separate metrics from revenue
Aligns directly with long-term shareholder value creation
Provides comparison of our stock price performance, including dividends, against a capital market index in which we compete
Relative performance goal accounts for macroeconomic factors impacting the market

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2026 Revenue	Payout as a % of Target Opportunity (1)	Fiscal 2026 Non-GAAP Operating Income (2)	Shares Eligible to Vest as a % of Target Opportunity (1)	Fiscal 2026 to 2028 3-Year Relative TSR (3)	Shares Eligible to Vest as a % of Target Opportunity (1)
Threshold	$100.0 billion	50%	$46.0 billion	50%	25th percentile	25%
Base Compensation Plan	$130.0 billion	100%	$71.0 billion	100%	50th percentile	100%
Stretch Compensation Plan	$160.0 billion (4)	200%	$96.0 billion (4)	CEO 150% Other NEOs 200%	75th percentile	CEO 150% Other NEOs 200%
(1)For achievement between Threshold and Base Compensation Plan, or alternatively between Base Compensation Plan and Stretch Compensation Plan, payouts would be determined using straight-line interpolation. Achievement less than Threshold would result in no payout, and achievement exceeding Stretch Compensation Plan would result in the capped maximum payout.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(3)MY PSUs granted in Fiscal 2026 cover the Fiscal 2026 to Fiscal 2028 performance period. MY PSUs covering the Fiscal 2024 to Fiscal 2026 performance period were granted in Fiscal 2024 and consist of the same performance goal structure and payout opportunities.
(4)Our original Fiscal 2026 Stretch Compensation Plan revenue goal of $190.0 billion was automatically adjusted to $160.0 billion, and our original Fiscal 2026 Stretch Compensation Plan Non-GAAP Operating Income goal of $120.0 billion was automatically adjusted to $96.0 billion, due to the imposition of additional export controls on the Company’s H20 products during the first half of Fiscal 2026.
Each of the performance goal levels described above were set by the CC with the following objectives:
•Threshold was uncertain, but attainable and high enough to create value; represented an appropriately decelerated payout for performance below Base Compensation Plan.
•Base Compensation Plan was uncertain, but attainable with significant effort and execution success; included budgeted investments in future businesses and revenue growth considering macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses.

•Stretch Compensation Plan required exceptional achievement; only possible with strong market factors and a very high level of management execution and corporate performance; for Fiscal 2026, included an automatic adjustment in the event of additional export controls on the Company’s H20 products in the first half of the fiscal year to preserve the alignment between executive compensation and Company performance in the event of significant regulatory developments outside of management’s control.
Fiscal 2026 Performance Achievement
As a result of record performance on strength across all market platforms, led by Data Center demand for our Blackwell architecture and across a diverse and expanding set of customers including cloud providers, hyperscalers, AI model makers, enterprises, startups and sovereigns, revenue and Non-GAAP Operating Income for Fiscal 2026 exceeded their respective Stretch Compensation Plan goals, even when compared to the original Stretch Compensation Plan goals prior to the automatic adjustments described above. Our Fiscal 2024 to Fiscal 2026 3-year TSR relative to the S&P 500 also exceeded its Stretch Compensation Plan goal.
In March 2026, the CC certified the Company’s performance achievement with the following payouts:

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan	SY PSUs	MY PSUs (1)
Performance Achievement for Period Ended Fiscal 2026 (2)	$215.9 billion revenue	$137.3 billion Non-GAAP Operating Income (3)	100th percentile 3-year TSR relative to S&P 500 (1,055%)
Payout as % of Target Opportunity	200%	CEO 150% Other NEOs 200% (4)	CEO 150% Other NEOs 200% (5)
(1)Represents performance achievement and payout of MY PSUs granted in Fiscal 2024, with a performance period measured from the start of Fiscal 2024 to the end of Fiscal 2026.
(2)Revenue is GAAP revenue, as the Company reports in its SEC filings. Non-GAAP Operating Income is GAAP operating income, as the Company reports in its SEC filings, excluding stock-based compensation expense, acquisition-related and other costs, and other. Consistent with prior years, 3-year TSR for purposes of the MY PSUs represents cumulative stock price appreciation, with dividends reinvested, and is measured based on the average closing stock price for the 60 trading days preceding the start, and preceding and including the last day, of the 3-year performance period. This averaging period mitigates the impact of one-day or short-term stock price fluctuations at the beginning or end of the performance period.
(3)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation between the non-GAAP financial measures and GAAP results.
(4)25% of the eligible SY PSUs vested on March 18, 2026, approximately one year after grant, and 6.25% will vest every quarter thereafter for the next three years subject to the NEO’s continued service to the Company.
(5)100% of the eligible MY PSUs granted in Fiscal 2024 vested on March 18, 2026.
Achievement of goals for MY PSUs granted during Fiscal 2025 and Fiscal 2026 will be determined after the applicable performance periods conclude in January 2027 and January 2028, respectively.
Fiscal 2026 Target Compensation Actions and Performance-Based Payouts
The CC’s target Fiscal 2026 compensation actions are summarized below for each NEO, reflecting the target variable cash and intended value of the target equity opportunities, as well as the variable cash earned and PSUs that became eligible to vest.
The CC considered the factors set forth in Factors Used in Determining Executive Compensation above to set total target pay opportunity for each NEO, which are described in Fiscal 2026 Compensation Actions and Achievements - Setting Executive Compensation Values above.
The intended values of the target equity opportunities presented in the tables below are equal to the number of shares underlying each NEO’s equity awards granted in Fiscal 2026, calculated by assuming achievement at Base Compensation Plan for PSUs, multiplied by the 30-day trailing average closing price of our common stock that the CC used in approving such equity awards, as described above in Determining Equity Award Amounts. These values differ from those reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, which, in accordance with SEC rules, reflect the ASC 718 grant date fair value of each NEO’s equity awards based on the single day closing price of our common stock on the date of grant and, for PSUs, assuming a probable outcome of the applicable performance conditions.

Jen-Hsun Huang President & CEO	Target Pay ($)	Fiscal 2026 Compensation Actions	Fiscal 2026 Performance-Based Payouts
Base Salary	1,500,000	Flat with Fiscal 2025
Variable Cash	3,000,000	Flat with Fiscal 2025	Fiscal 2026 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($6,000,000)
Cash	4,500,000	Flat with Fiscal 2025
SY PSUs	15,500,000	Up $1.8 million, or 13%, from Fiscal 2025 target, resulting in 119,607 shares target opportunity granted in Fiscal 2026	Fiscal 2026 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 150% of target opportunity (179,411 shares) becoming eligible to vest
MY PSUs	15,500,000	Up $1.8 million, or 13%, from Fiscal 2025 target, resulting in 119,607 shares target opportunity granted in Fiscal 2026	Fiscal 2024 to Fiscal 2026 3-Year Relative TSR for MY PSUs granted in Fiscal 2024 achieved at Stretch Compensation Plan level, resulting in 150% of target opportunity (757,360 shares) becoming eligible to vest
Equity	31,000,000	Up $3.5 million, or 13%, from Fiscal 2025 target
TOTAL	35,500,000	Up $3.5 million, or 11%, from Fiscal 2025 target

Colette M. Kress EVP & CFO	Target Pay ($)	Fiscal 2026 Compensation Actions	Fiscal 2026 Performance-Based Payouts
Base Salary	900,000	Flat with Fiscal 2025
Variable Cash	300,000	Flat with Fiscal 2025	Fiscal 2026 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($600,000)
Cash	1,200,000	Flat with Fiscal 2025
SY PSUs	3,699,807	Up $0.2 million, or 7%, from Fiscal 2025 target, resulting in 28,550 shares target opportunity granted in Fiscal 2026	Fiscal 2026 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (57,100 shares) becoming eligible to vest
MY PSUs	3,699,807	Up $0.2 million, or 7%, from Fiscal 2025 target, resulting in 28,550 shares target opportunity granted in Fiscal 2026	Fiscal 2024 to Fiscal 2026 3-Year Relative TSR for MY PSUs granted in Fiscal 2024 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (49,560 shares) becoming eligible to vest
RSUs	7,400,386	Up $0.5 million, or 7%, from Fiscal 2025, resulting in 57,106 shares granted in Fiscal 2026
Equity	14,800,000	Up $1.0 million, or 7%, from Fiscal 2025 target
TOTAL	16,000,000	Up $1.0 million, or 7%, from Fiscal 2025 target

Ajay K. Puri EVP, Worldwide Field Operations	Target Pay ($)	Fiscal 2026 Compensation Actions	Fiscal 2026 Performance-Based Payouts
Base Salary	950,000	Flat with Fiscal 2025
Variable Cash	650,000	Flat with Fiscal 2025	Fiscal 2026 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($1,300,000)
Cash	1,600,000	Flat with Fiscal 2025
SY PSUs	3,600,000	Up $0.3 million, or 7%, from Fiscal 2025 target, resulting in 27,779 shares target opportunity granted in Fiscal 2026	Fiscal 2026 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (55,558 shares) becoming eligible to vest
MY PSUs	3,600,000	Up $0.3 million, or 7%, from Fiscal 2025 target, resulting in 27,779 shares target opportunity granted in Fiscal 2026	Fiscal 2024 to Fiscal 2026 3-Year Relative TSR for MY PSUs granted in Fiscal 2024 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (47,720 shares) becoming eligible to vest
RSUs	7,200,000	Up $0.5 million, or 7%, from Fiscal 2025, resulting in 55,559 shares granted in Fiscal 2026
Equity	14,400,000	Up $1.0 million, or 7%, from Fiscal 2025 target
TOTAL	16,000,000	Up $1.0 million, or 7%, from Fiscal 2025 target

Debora Shoquist EVP, Operations	Target Pay ($)	Fiscal 2026 Compensation Actions	Fiscal 2026 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2025
Variable Cash	250,000	Flat with Fiscal 2025	Fiscal 2026 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2025
SY PSUs	3,725,000	Up $0.6 million, or 20%, from Fiscal 2025 target, resulting in 28,744 shares target opportunity granted in Fiscal 2026	Fiscal 2026 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (57,488 shares) becoming eligible to vest
MY PSUs	3,725,000	Up $0.6 million, or 20%, from Fiscal 2025 target, resulting in 28,744 shares target opportunity granted in Fiscal 2026	Fiscal 2024 to Fiscal 2026 3-Year Relative TSR for MY PSUs granted in Fiscal 2024 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (40,840 shares) becoming eligible to vest
RSUs	7,450,000	Up $1.3 million, or 20%, from Fiscal 2025, resulting in 57,489 shares granted in Fiscal 2025
Equity	14,900,000	Up $2.5 million, or 20%, from Fiscal 2025 target
TOTAL	16,000,000	Up $2.5 million, or 19%, from Fiscal 2025 target

Timothy S. Teter EVP, General Counsel & Secretary	Target Pay ($)	Fiscal 2026 Compensation Actions	Fiscal 2026 Performance-Based Payouts
Base Salary	850,000	Flat with Fiscal 2025
Variable Cash	250,000	Flat with Fiscal 2025	Fiscal 2026 revenue exceeded Stretch Compensation Plan goal, resulting in 200% payout under Variable Cash Plan ($500,000)
Cash	1,100,000	Flat with Fiscal 2025
SY PSUs	3,725,000	Up $0.6 million, or 20%, from Fiscal 2025 target, resulting in 28,744 shares target opportunity granted in Fiscal 2026	Fiscal 2026 Non-GAAP Operating Income exceeded Stretch Compensation Plan goal, resulting in 200% of target opportunity (57,488 shares) becoming eligible to vest
MY PSUs	3,725,000	Up $0.6 million, or 20%, from Fiscal 2025 target, resulting in 28,744 shares target opportunity granted in Fiscal 2026
Fiscal 2024 to Fiscal 2026 3-Year Relative TSR for MY PSUs granted in Fiscal 2024 achieved at Stretch Compensation Plan level, resulting in 200% of target opportunity (40,840 shares) becoming eligible to vest

RSUs	7,450,000	Up $1.3 million, or 20%, from Fiscal 2025, resulting in 57,489 shares granted in Fiscal 2025
Equity	14,900,000	Up $2.5 million, or 20%, from Fiscal 2025 target
TOTAL	16,000,000	Up $2.5 million, or 19%, from Fiscal 2025 target
Additional Executive Compensation Practices, Policies, and Procedures
Other Compensation and Benefits
When evaluating potential perquisites for our executives, we consider many factors, including the cost to NVIDIA relative to the anticipated business benefit, perceived value to our executives, peer data, as well as corporate governance considerations.
Due to the exceptionally high public profile and prominence of our CEO, and in accordance with the Board-approved, independently-assessed executive security program, NVIDIA provides Mr. Huang and his family members with comprehensive security protection. In Fiscal 2026, these security arrangements included (i) residential security, security during personal travel, consultation fees, and driver services, (ii) security monitoring, (iii) car expenses, and (iv) travel on private aircraft for all business and occasional personal travel, in each case due to a bona fide business-oriented security concern. The CC annually oversees the nature and cost of executive security measures.
We do not consider these security arrangements to be personal benefits because they arise from Mr. Huang’s duties and responsibilities and are required by the Board’s executive security program. Furthermore, we believe these arrangements and costs are reasonable, necessary and in the best interests of NVIDIA and its stockholders, as they enable Mr. Huang to focus on his duties and responsibilities to the Company while reducing security threats and mitigating risks to our business. However, for transparency, we have reported the aggregate incremental costs to NVIDIA for personal security arrangements in the “All Other Compensation” column of the Summary Compensation Table below.
Private aircraft arranged by the Company is intended for Mr. Huang’s business travel. Other employees, including our other NEOs, who are also traveling for the same business may accompany Mr. Huang on board. On those flights, we also allow Mr. Huang and any accompanying NVIDIA employee to bring guests. The flights taken by personal guests may be deemed to be a personal benefit for our NEOs, though at no or de minimis incremental cost to us. Nevertheless, any associated aggregate incremental costs incurred by NVIDIA are included in the “All Other Compensation” column of the Summary Compensation Table below. Our NEOs recognize imputed taxable income with respect to any such flights taken by their personal guests, and are not provided with tax gross-ups on such imputed income. To the extent Mr. Huang has personal travel on NVIDIA-arranged private aircraft, he fully reimburses the Company for associated incremental costs. As a result, we incur no incremental costs from Mr. Huang’s personal air travel.
We also provide medical, vision, dental, and accidental death and disability insurance, matches for health savings account contributions, as well as paid time off and holidays, for our NEOs on the same basis as our other employees. Our NEOs may participate, also on the same basis as our other employees, in our ESPP (unless prohibited by Internal Revenue Service rules) and our 401(k) plan, which included an annual Company match of up to $11,500. We believe these benefits are consistent with those offered by our peer companies with whom we compete for executive talent.
In Fiscal 2026, we did not provide any other perquisites or personal benefits to our NEOs.
Equity Grant Timing Practices
The CC approves all equity award grants to our executive officers on or before the grant date. Typically, the CC completes its annual executive compensation review, sets performance goals and target compensation, and grants equity awards in March. This process is described in How We Determine Executive Compensation above. On occasion, the CC may grant equity awards outside of our annual cycle for new hires, promotions, recognition, retention or other purposes. While the CC has discretionary authority to approve such awards, it does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information. In Fiscal 2026, we did not time the release of material non-public information in coordination with equity award grants in a manner that intentionally benefits the value of our executive compensation.
Stock Ownership Guidelines
The Board believes that executive officers should hold a meaningful equity interest in NVIDIA. Since June 2024, our Corporate Governance Policies require the CEO to hold shares valued at ten times his base salary, and our other NEOs to hold shares valued at three times their respective base salaries. Shares that count toward the ownership guidelines include shares held in trust, and shares held by immediate family members, but not unvested equity awards. NEOs have up to five years from appointment to reach their ownership threshold. These guidelines are intended to align NEO interests with stockholder interests. Each NEO currently exceeds the stock ownership requirements.
Compensation Recovery Policy
We have maintained a Compensation Recovery Policy since 2009, and amended it in 2023 to comply with Nasdaq’s listing standards. Our policy requires the Company to recover certain incentive compensation from current or former executive officers in connection with certain restatements of financial statements, if the compensation exceeds the amount that the officers would have received based on the restated financial statements, subject to limited exceptions.
Tax and Accounting Implications
Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per year is generally non-deductible. The CC considers various factors when making its decisions and retains flexibility to provide non-deductible compensation if consistent with the Company’s executive compensation program goals and the best interests of the Company and its stockholders. The CC may also modify compensation that was initially intended to be exempt from the deduction limit if the modifications are consistent with the Company’s business needs. The CC also considers the impact of Section 409A of the Internal Revenue Code and strives to avoid possible adverse tax consequences.
Additionally, under ASC 718, the Company records share-based compensation expense for equity compensation over the vesting period of the award.
Reconciliation of Non-GAAP Financial Measures
A reconciliation between our GAAP operating income and non-GAAP operating income is as follows (in millions):

	Fiscal 2026	Fiscal 2025
GAAP operating income	$130,387	$81,453
Stock-based compensation expense	6,386	4,737
Acquisition-related and other costs	471	602
Other	56	(3)
Non-GAAP Operating Income	$137,300	$86,789
We believe these non-GAAP financial measures enhance stockholders’ overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation nor as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 25, 2026 and in this proxy statement.
Compensation Committee
Dawn Hudson, Tench Coxe, John O. Dabiri, Aarti Shah and Mark Stevens

Risk Analysis of Our Compensation Plans
Under CC oversight, management assessed the Company’s Fiscal 2026 overall compensation programs and policies to identify any resulting potential material risks. The assessment focused on programs with payout variability and participants’ ability to directly affect payout and related controls—specifically, the Company’s variable cash compensation, equity compensation, and sales incentive compensation programs. The review identified key program terms and risks, and specific risk mitigation features.
The CC considered these findings and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features mitigate against risk:

✓ Our compensation program encourages our employees to remain focused on both our short-term and long-term goals, and balances incentives by using a mix of base salary and variable pay
✓ We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of various corporate performance targets to balance upside opportunity and downside risk, and we cap the potential award payout
✓ We have internal controls over our financial accounting and reporting which are used to measure and determine the eligible compensation awards under our Variable Cash Plan and our SY PSUs
✓ Financial plan target goals and final awards under our Variable Cash Plan and SY PSUs are approved by the CC
✓ MY PSUs are designed with a relative goal
✓ We have a compensation recovery policy applicable to executive officers that requires NVIDIA to recover certain incentive compensation paid in connection with certain accounting restatements
✓ The CC monitors burn rate
✓ All executive officer equity awards have multi-year vesting
✓ We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders
✓ Our insider trading policy prohibits hedging, pledging, using margin accounts, and trading in derivatives involving our common stock, which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance

Summary Compensation Table for Fiscal 2026, 2025, and 2024
The following table summarizes information regarding the compensation earned by our NEOs during Fiscal 2026, 2025, and 2024. Fiscal 2026, 2025, and 2024 were 52-week years.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($) (3)
Jen-Hsun Huang	2026	1,497,627	24,800,511	6,000,000	4,045,691	(4)	36,343,830
President and CEO	2025	1,486,199	38,811,306	6,000,000	3,568,746		49,866,251
	2024	996,514	26,676,415	4,000,000	2,494,973		34,167,902
Colette M. Kress	2026	898,577	12,825,872	600,000	16,402	(5)	14,340,850
EVP and CFO	2025	893,739	19,849,891	600,000	18,902		21,362,532
	2024	896,863	11,756,027	600,000	13,902		13,266,792
Ajay K. Puri	2026	948,497	12,478,989	1,300,000	49,840	(5)	14,777,327
EVP, Worldwide Field Operations	2025	943,391	19,277,046	1,300,000	70,460		21,590,897
	2024	946,689	11,320,353	1,300,000	48,408		13,615,450
Debora Shoquist	2026	848,656	12,912,487	500,000	33,567	(5)	14,294,710
EVP, Operations	2025	844,087	17,838,832	500,000	34,984		19,217,903
	2024	847,037	9,687,599	500,000	24,229		11,058,865
Timothy S. Teter	2026	848,656	12,912,487	500,000	15,240	(5)	14,276,382
EVP, General Counsel and Secretary	2025	844,087	17,838,832	500,000	18,902		19,201,821
	2024	847,037	9,687,599	500,000	13,902		11,048,538
(1)Amounts shown do not reflect dollar amounts actually received by the NEO, and may not reconcile to corresponding amounts presented in other tables due to differences in rounding. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the respective fiscal year for grants of RSUs, SY PSUs, and MY PSUs, as applicable. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. The reported grant date fair value stock awards with performance-based vesting conditions assumes the probable outcome of the conditions at Base Compensation Plan for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.
Assuming Stretch Compensation Plan performance for SY PSUs and MY PSUs granted in each of Fiscal 2026, 2025, and 2024, and a stock price equal to the grant date fair value of the SY PSUs and MY PSUs, the value of stock awards would be:

	Jen-Hsun Huang		Colette M. Kress		Ajay K. Puri		Debora Shoquist		Timothy S. Teter
Fiscal Year	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)	SY PSU ($)	MY PSU ($)
2026	19,166,424	18,034,343	6,099,993	7,350,483	5,935,261	7,151,981	6,141,443	7,400,430	6,141,443	7,400,430
2025	25,046,748	33,170,211	8,377,781	14,564,690	8,136,366	14,144,993	7,529,332	13,089,669	7,529,332	13,089,669
2024	23,130,937	22,666,270	15,613,188	1,937,350	15,034,811	1,865,423	12,866,300	1,596,476	12,866,300	1,596,476
(2)As applicable, reflects amounts earned in Fiscal 2026, 2025, and 2024 and paid in March or April of the fiscal year immediately following each respective year pursuant to the respective Variable Cash Plan. For further information, please see our CD&A above.
(3)Due to rounding, numbers presented may not sum precisely to the totals provided.
(4)Reflects (a) the aggregate incremental costs to the Company of residential security, security during personal travel, and consultation fees and driver services (in the amount of $3,975,533, reflecting the full cost to the Company), security monitoring services, car expenses, and Mr. Huang’s personal guests who accompanied him during business travel on private aircraft, though at no or de minimis incremental cost to us, (b) a $11,500 match of contributions to our 401(k) savings plan, and (c) $21,904 in life insurance premiums. The 401(k) contribution match and insurance coverage are available to all eligible NVIDIA employees.
(5)Includes matches of contributions to our 401(k) savings plan and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2026, the match of 401(k) contributions was $11,500 for Ms. Kress, $10,708 for Mr. Puri, $10,083 for Ms. Shoquist, and $10,083 for Mr. Teter; and the dollar values of life insurance premiums were $4,902 for Ms. Kress, $39,132 for Mr. Puri, $23,484 for Ms. Shoquist, and $5,121 for Mr. Teter.

Grants of Plan-Based Awards for Fiscal 2026
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2026. The information in this table supplements the dollar value of stock awards set forth in the Summary Compensation Table for Fiscal 2026, 2025, and 2024. The PSU and RSU awards set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. All equity awards listed are subject to service-based vesting.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
	Type of Award		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	SY PSU	3/10/25		—		59,804	119,607	179,411	—	12,777,616
	MY PSU	3/10/25		—		29,902	119,607	179,411	—	12,022,896
	Variable Cash Plan	3/3/25	1,500,000	3,000,000	6,000,000		—		—	—
Colette M. Kress	SY PSU	3/10/25		—		14,275	28,550	57,100	—	3,049,997
	MY PSU	3/10/25		—		7,138	28,550	57,100	—	3,675,242
	RSU	3/10/25		—			—		57,106	6,100,634
	Variable Cash Plan	3/3/25	150,000	300,000	600,000		—		—	—
Ajay K. Puri	SY PSU	3/10/25		—		13,890	27,779	55,558	—	2,967,631
	MY PSU	3/10/25		—		6,945	27,779	55,558	—	3,575,991
	RSU	3/10/25		—			—		55,559	5,935,368
	Variable Cash Plan	3/3/25	325,000	650,000	1,300,000		—		—	—
Debora Shoquist	SY PSU	3/10/25		—		14,372	28,744	57,488	—	3,070,722
	MY PSU	3/10/25		—		7,186	28,744	57,488	—	3,700,215
	RSU	3/10/25		—			—		57,489	6,141,550
	Variable Cash Plan	3/3/25	125,000	250,000	500,000		—		—	—
Timothy S. Teter	SY PSU	3/10/25		—		14,372	28,744	57,488	—	3,070,722
	MY PSU	3/10/25		—		7,186	28,744	57,488	—	3,700,215
	RSU	3/10/25		—			—		57,489	6,141,550
	Variable Cash Plan	3/3/25	125,000	250,000	500,000		—		—	—
(1)Represents range of awards payable under our Fiscal 2026 Variable Cash Plan.
(2)Represents range of shares eligible to be earned with respect to PSUs.
(3)Represents RSUs granted.
(4)Amounts shown in this column do not reflect dollar amounts actually received by the NEO, and may not reconcile to corresponding amounts presented in other tables due to differences in rounding. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with ASC 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Compensation Plan performance for SY PSUs and MY PSUs, determined in accordance with applicable accounting standards.

Outstanding Equity Awards as of January 25, 2026
The following table presents information regarding outstanding equity awards held by our NEOs as of January 25, 2026.

Name	Stock Awards
	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (1)
Jen-Hsun Huang	315,570	(2)	59,223,022	—		—
	757,360	(3)	142,133,751	—		—
	161,085	(4)	30,230,822	—		—
	179,411	(5)	33,670,062	—		—
	—		—	286,350	(6)	53,739,305
	—		—	179,411	(7)	33,670,062
Colette M. Kress	10,970	(8)	2,058,740	—		—
	61,970	(9)	11,629,910	—		—
	213,010	(2)	39,975,587	—		—
	49,560	(3)	9,300,925	—		—
	53,890	(10)	10,113,536	—		—
	53,880	(4)	10,111,660	—		—
	46,399	(11)	8,707,700	—		—
	57,100	(5)	10,715,957	—		—
	—		—	95,780	(6)	17,975,033
	—		—	57,100	(7)	10,715,957
Ajay K. Puri	10,560	(8)	1,981,795	—		—
	59,670	(9)	11,198,269	—		—
	205,120	(2)	38,494,870	—		—
	47,720	(3)	8,955,612	—		—
	52,330	(10)	9,820,771	—		—
	52,340	(4)	9,822,648	—		—
	45,142	(11)	8,471,799	—		—
	55,558	(5)	10,426,570	—		—
	—		—	93,020	(6)	17,457,063
	—		—	55,558	(7)	10,426,570
Debora Shoquist	9,040	(8)	1,696,537	—		—
	51,070	(9)	9,584,307	—		—
	175,540	(2)	32,943,592	—		—
	40,840	(3)	7,664,443	—		—
	48,420	(10)	9,086,981	—		—
	48,420	(4)	9,086,981	—		—
	46,710	(11)	8,766,066	—		—
	57,488	(5)	10,788,773	—		—
	—		—	86,080	(6)	16,154,634
	—		—	57,488	(7)	10,788,773
Timothy S. Teter	9,040	(8)	1,696,537	—		—
	51,070	(9)	9,584,307	—		—
	175,540	(2)	32,943,592	—		—
	40,840	(3)	7,664,443	—		—
	48,420	(10)	9,086,981	—		—
	48,420	(4)	9,086,981	—		—
	46,710	(11)	8,766,066	—		—
	57,488	(5)	10,788,773	—		—
	—		—	86,080	(6)	16,154,634
	—		—	57,488	(7)	10,788,773
(1)Calculated by multiplying the number of RSUs or PSUs that have not vested or have not been earned, as applicable, by the closing price ($187.67) of NVIDIA’s common stock on January 23, 2026, the last trading day before the end of our Fiscal 2026, as reported by Nasdaq.
(2)The PSU was earned based on achievement of a performance goal for the one-year period that ended on January 28, 2024. The PSU vested as to 25% of the shares on March 20, 2024, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 17, 2027.
(3)The PSU was earned based on achievement of a performance goal for the three-year period that ended on January 25, 2026. The PSU vested as to 100% of the shares on March 18, 2026.
(4)The PSU was earned based on achievement of a performance goal for the one-year period that ended on January 26, 2025. The PSU vested as to 25% of the shares on March 19, 2025, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 15, 2028.

(5)The PSU was earned based on achievement of a performance goal for the 1-year period that ended on January 25, 2026. The PSU vested as to 25% of the shares on March 18, 2026, and vests as to 6.25% approximately every three months thereafter over the next three years such that the PSU will be fully vested on March 15, 2029.
(6)Represents shares that could be earned upon achievement of a Stretch Compensation Plan goal, based on our TSR relative to the S&P 500 from January 29, 2024 through January 31, 2027. If the performance goal is achieved, 100% of the shares earned will vest on March 17, 2027. If the Threshold performance goal is achieved, 47,720 shares will be earned by Mr. Huang, 11,970 shares will be earned by Ms. Kress, 11,620 shares will be earned by Mr. Puri, 10,760 shares will be earned by Ms. Shoquist, and 10,760 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 190,900 shares will be earned by Mr. Huang, 47,890 shares will be earned by Ms. Kress, 46,510 shares will be earned by Mr. Puri, 43,040 shares will be earned by Ms. Shoquist, and 43,040 shares will be earned by Mr. Teter.
(7)Represents shares that could be earned upon achievement of a Stretch Compensation Plan goal, based on our TSR relative to the S&P 500 from January 27, 2025 through January 30, 2028. If the performance goal is achieved, 100% of the shares earned will vest on March 15, 2028. If the Threshold performance goal is achieved, 29,902 shares will be earned by Mr. Huang, 7,138 shares will be earned by Ms. Kress, 6,945 shares will be earned by Mr. Puri, 7,186 shares will be earned by Ms. Shoquist, and 7,186 shares will be earned by Mr. Teter. If the Base Compensation Plan performance goal is achieved, 119,607 shares will be earned by Mr. Huang, 28,550 shares will be earned by Ms. Kress, 27,779 shares will be earned by Mr. Puri, 28,744 shares will be earned by Ms. Shoquist, and 28,744 shares will be earned by Mr. Teter.
(8)The RSU vested as to 6.25% on June 15, 2022, and approximately every three months thereafter, such that the shares were fully vested on March 18, 2026, the approximate four year anniversary of the grant date.
(9)The RSU vested as to 6.25% on June 21, 2023, and approximately every three months thereafter, such that the shares will become fully vested on March 17, 2027, the approximate four year anniversary of the grant date.
(10)The RSU vested as to 6.25% on June 19, 2024, and approximately every three months thereafter, such that the shares will become fully vested on March 15, 2028, the approximate four year anniversary of the grant date.
(11)The RSU vested as to 6.25% on June 18, 2025, and approximately every three months thereafter, such that the shares will become fully vested on March 15, 2029, the approximate four year anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2026
The following table shows information regarding stock acquired upon vesting for our NEOs during Fiscal 2026. We have not had any stock options outstanding since the end of Fiscal 2024.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Jen-Hsun Huang	1,113,555	(3)	141,311,217
Colette M. Kress	442,087	(4)	63,881,560
Ajay K. Puri	425,837	(5)	61,550,468
Debora Shoquist	368,879	(6)	53,412,792
Timothy S. Teter	368,879	(7)	53,412,792
(1)Represents the gross number of shares acquired on vesting. Shares were withheld from these amounts to pay taxes due upon vesting.
(2)Represents the gross number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by Nasdaq on the date of vesting.
(3)Includes an aggregate of 552,105 shares that were withheld to pay taxes due upon vesting.
(4)Includes an aggregate of 233.268 shares that were withheld to pay taxes due upon vesting.
(5)Includes an aggregate of 211,139 shares that were withheld to pay taxes due upon vesting.
(6)Includes an aggregate of 194,424 shares that were withheld to pay taxes due upon vesting.
(7)Includes an aggregate of 198,486 shares that were withheld to pay taxes due upon vesting.

Employment, Severance, and Change-in-Control Arrangements
Employment Agreements.  Our executive officers are “at-will” employees and we do not have employment, severance, or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.  Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control. These change-in-control arrangements apply to stock awards held by our NEOs on the same basis as our other employees.

Potential Payments Upon Termination or Change-in-Control
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested RSUs, and PSUs will fully vest in some cases as described above under Employment, Severance, and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested RSUs and PSUs held by them as of January 25, 2026 had become fully vested as a result of a change-in-control, calculated by multiplying the number of unvested RSUs and PSUs held by the applicable NEO by the closing price ($187.67) of NVIDIA’s common stock on January 23, 2026, the last trading day before the end of our Fiscal 2026, as reported by Nasdaq.

Name	Unvested RSUs and PSUs at January 25, 2026 (#) (1)	Total Estimated Benefit ($) (1)
Jen-Hsun Huang	1,411,679	264,929,798
Colette M. Kress	569,889	106,951,069
Ajay K. Puri	551,090	103,423,060
Debora Shoquist	500,148	93,862,775
Timothy S. Teter	500,148	93,862,775
(1) With respect to unvested PSUs, the amounts in these columns assume performance at Base Compensation Plan with respect to SY PSUs granted in Fiscal 2026 and with respect to MY PSUs granted in Fiscal 2024, Fiscal 2025, and Fiscal 2026, in accordance with SEC rules. The two tables below reflect the actual numbers of the SY PSUs granted in Fiscal 2026 and MY PSUs granted in Fiscal 2024 that became eligible to vest, based on our performance during the relevant performance period for such awards, as certified by our CC shortly after the end of Fiscal 2026. The values of the estimated and actual SY PSUs and MY PSUs in the table below were calculated by multiplying the applicable number of SY PSUs and MY PSUs held by each respective NEO and listed below, by the closing price ($187.67) of NVIDIA’s common stock on January 23, 2026, the last trading day before the end of our Fiscal 2026, as reported by Nasdaq.
SY PSUs granted in Fiscal 2026 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated SY PSUs Granted in Fiscal 2026 at Base Compensation Plan Performance (#)	Value of Estimated SY PSUs Granted in Fiscal 2026 at Base Compensation Plan Performance ($)	Actual SY PSUs Granted in Fiscal 2026 Eligible to Vest (#)	Value of Actual SY PSUs Granted in Fiscal 2026 Eligible to Vest ($)
Jen-Hsun Huang	119,607	22,446,646	179,411	33,670,062
Colette M. Kress	28,550	5,357,979	57,100	10,715,957
Ajay K. Puri	27,779	5,213,285	55,558	10,426,570
Debora Shoquist	28,744	5,394,386	57,488	10,788,773
Timothy S. Teter	28,744	5,394,386	57,488	10,788,773
MY PSUs granted in Fiscal 2024 - Actual Achievement (versus Base Compensation Plan Performance)

Name	Estimated MY PSUs Granted in Fiscal 2024 at Base Compensation Plan Performance (#)	Value of Estimated MY PSUs Granted in Fiscal 2024 at Base Compensation Plan Performance ($)	Actual MY PSUs Granted in Fiscal 2024 Eligible to Vest (#)	Value of Actual MY PSUs Granted in Fiscal 2024 Eligible to Vest ($)
Jen-Hsun Huang	504,910	94,756,460	757,360	142,133,751
Colette M. Kress	24,780	4,650,463	49,560	9,300,925
Ajay K. Puri	23,860	4,477,806	47,720	8,955,612
Debora Shoquist	20,420	3,832,221	40,840	7,664,443
Timothy S. Teter	20,420	3,832,221	40,840	7,664,443
The actual number of MY PSUs granted in Fiscal 2025 and Fiscal 2026 that will become eligible to vest will be determinable after January 31, 2027 and January 30, 2028, respectively, the ending dates of the applicable three-year measurement period for MY PSUs.
Pay Ratio
We determined the ratio of: (a) the annual total compensation of our CEO to (b) the median of the annual total compensation of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Because there have been no changes to our employee population or employee compensation arrangements since the end of Fiscal 2024 that would significantly impact our pay ratio disclosure for Fiscal 2026, we used the median employee from our Fiscal 2024 pay ratio calculation in our Fiscal 2026 pay ratio calculation. We determined our Fiscal 2024 median employee by using a consistently applied compensation measure, which aggregated, for each employee employed by us on the last day of Fiscal 2024, or January 28, 2024: (i) target base salary as of January 28, 2024 (annualized for permanent employees who were employed by us for less than the entire fiscal year), (ii) variable cash earned during Fiscal 2024, and (iii) aggregate full grant date fair value of equity awards granted during Fiscal 2024, calculated in accordance with ASC 718 and assuming the probable outcome of the conditions at Base Compensation Plan for performance-based awards. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on January 28, 2024.

Our median employee’s total compensation for Fiscal 2026 was $282,050. Our CEO’s Fiscal 2026 total compensation was $36,343,830. Therefore, our Fiscal 2026 CEO to median employee pay ratio was 129:1.
This pay ratio represents a reasonable estimate of the relationship between the compensation of our CEO and that of our median employee for Fiscal 2026, calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology, apply different exclusions, and make different assumptions. As a result, the pay ratio reported by other companies may not be comparable to ours.
Pay Versus Performance
NVIDIA’s executive compensation program is guided by a pay for performance philosophy and is designed to align NEO pay with our stockholders’ interests. Accordingly, a substantial portion of our NEOs’ total compensation is based on the Company’s performance under certain corporate financial metric goals, which for Fiscal 2026 included annual revenue, annual Non-GAAP Operating Income, and 3-year TSR relative to the S&P 500.
Amounts set forth below as “compensation actually paid,” or CAP, have been calculated in accordance with Item 402(v) of Regulation S-K under the Securities Act, and do not represent the value of compensation actually paid to or received by our NEOs. For a discussion of our executive compensation program and philosophy, refer to our CD&A above.
The following table summarizes information regarding compensation for our NEOs, including CAP as well as certain financial performance metrics, during Fiscal 2022-2026. Fiscal 2022-2026 were 52-week years.

					Value of Initial Fixed $100 Investment Based on (7):
Fiscal Year	Summary Compensation Table Total for CEO ($) (1) (2)	Compensation Actually Paid to CEO ($) (1) (3)	Average Summary Compensation Table Total for Non-CEO NEOs ($) (4) (5)	Average Compensation Actually Paid to Non-CEO NEOs ($) (4) (6)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (8)	Net Income (in millions) ($)	Non-GAAP Operating Income (in millions) ($) (9)
2026	36,343,830	162,180,936	14,422,317	57,721,552	1,445.67	198.10	120,067	137,300
2025	49,866,251	344,188,027	20,343,288	125,583,913	1,100.69	168.46	72,880	86,789
2024	34,167,902	234,132,305	12,247,411	85,558,057	470.88	134.78	29,760	37,134
2023	21,356,924	(4,118,947)	9,941,838	(1,364,661)	157.05	94.13	4,368	9,040
2022	23,737,661	105,543,768	8,910,802	38,453,071	175.98	111.83	9,752	12,690
(1) For Fiscal 2022-2026, our CEO was Jen-Hsun Huang.
(2) The amounts in this column correspond with total compensation for our CEO as reported in our Summary Compensation Table above for the listed fiscal years.
(3) The amounts in this column represent CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table total compensation for our CEO to arrive at CAP for Fiscal 2026 were as follows:
Reconciliation of Summary Compensation Table Total Compensation for CEO to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add/(Deduct):
Fiscal Year	Summary Compensation Table Total for CEO ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Compensation Actually Paid to CEO ($)
2026	36,343,830	(24,800,511)	60,909,207	105,767,276	(16,038,866)	150,637,617	162,180,936
(a) The amount in this column corresponds with the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our CEO as reported in our Summary Compensation Table above for Fiscal 2026.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years.

(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4) For Fiscal 2022-2026, our non-CEO NEOs were Colette M. Kress, Ajay K. Puri, Debora Shoquist, and Timothy S. Teter.
(5) The amounts in this column correspond with the average of the total compensation for our non-CEO NEOs as reported in our Summary Compensation Table above for the listed fiscal years.

(6) The amounts in this column represent average CAP calculated in accordance with Item 402(v) of Regulation S-K during the listed fiscal years. Adjustments to the Summary Compensation Table average total compensation for our non-CEO NEOs to arrive at average CAP for Fiscal 2026 were as follows:
Reconciliation of Summary Compensation Table Average Total Compensation for Non-CEO NEOs to CAP

			Equity Award Adjustments
		(Deduct):	Add:	Add/(Deduct):	Add:	Add/(Deduct):
Fiscal Year	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Value of Equity Awards Reported in Summary Compensation Table ($) (a)	Year End Fair Value of Awards Granted During the Year which were Unvested at Year End ($) (b)	Year Over Year Change in Fair Value of Outstanding and Unvested Awards ($) (b)	Vesting Date Fair Value of Awards Granted and Vested During the Year ($) (b)	Change in Fair Value of Awards Granted in Prior Years which Vested During the Year ($) (b)	Total Equity Award Adjustments ($) (b) (c)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2026	14,422,317	(12,782,459)	27,759,180	25,940,053	1,776,820	605,640	56,081,694	57,721,552
(a) The amount in this column corresponds with the average of the full grant date fair value, calculated in accordance with ASC 718, of “Stock Awards” for our non-CEO NEOs as reported in our Summary Compensation Table above for Fiscal 2026.
(b) The equity award adjustments were calculated in accordance with the SEC methodology for determining CAP for each year shown. The amounts in these columns were determined by reference to (i) for MY PSU awards where the performance period was complete as of or prior to the applicable year end date, for RSU awards and for SY PSU awards, the closing price of our common stock on the applicable year end date, as reduced by the present value of dividends expected to be paid on the underlying shares during the requisite service period, or the closing price of our common stock on the applicable vesting dates, and (ii) for MY PSU awards where the performance period was not yet complete as of the applicable year end date, the fair value as calculated by a Monte Carlo simulation model as of the respective year end date, for the listed fiscal years. Due to rounding, numbers presented may not sum precisely to the total provided.
(c) The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(7)     TSR for each of the years during Fiscal 2022-2026 is cumulative, reflecting the value of a fixed $100 investment beginning with the market close on January 29, 2021, the last trading day before our Fiscal 2022, through and including the end of the respective listed fiscal years.
(8) The Nasdaq 100 Index is the industry peer group we use for purposes of Item 201(e) of Regulation S-K. The separate peer group referenced by the CC for purposes of determining executive compensation is discussed above in CD&A.
(9) Our Company-Selected Measure, as required by Item 402(v) of Regulation S-K, is Non-GAAP Operating Income, which, in our assessment, represents the most important financial performance measure linking Fiscal 2026 NEO CAP to company performance. See Definitions above for a definition of Non-GAAP Operating Income, and see Reconciliation of Non-GAAP Financial Measures above in CD&A for a reconciliation between GAAP operating income and non-GAAP Operating Income.

Most Important Financial Performance Measures
The following table is an unranked list of the most important financial performance measures linking Fiscal 2026 NEO CAP to company performance:

Financial Measures
Revenue
Non-GAAP Operating Income
3-Year TSR relative to the S&P 500
Refer to CD&A above for a description of how each of these performance measures impacts NEO compensation.

Relationships Between Compensation Actually Paid and Financial Performance
The following graphs illustrate how CAP for our NEOs aligns with the Company’s financial performance measures as detailed in the Pay Versus Performance table above for each of Fiscal 2022, 2023, 2024, 2025, and 2026 as well as between the TSRs of NVIDIA and the Nasdaq100 Index, reflecting the value of a fixed $100 investment beginning with the market close on January 29, 2021, the last trading day before our Fiscal 2022, through and including the end of the respective listed fiscal years.

NEO CAP versus TSR

CEO CAP
Other NEOs Average CAP
NVIDIA TSR
Nasdaq100 Index TSR
CAP (in millions)
TSR
$350
$300
$250
$200
$150
$100
$50
$0
($50)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
Fiscal 2026
$105.5
$38.5
$175.98
$111.83
($4.1)
($1.4)
$157.05
$94.13
$234.1
$85.6
$470.88
$134.78
$344.2
$125.6
$1,100.69
$168.46
$162.2
$57.7
$1,445.67
$198.10

NEO CAP versus Net Income & Non-GAAP Operating Income

CEO CAP
Other NEOs Average CAP
Net Income
Non-GAAP Operating Income
CAP (in millions)
Net Income & Non-GAAP Operating Income (in millions)
$350
$300
$250
$200
$150
$100
$50
$0
($50)
$140,000
$120,000
$100,000
$80,000
$60,000
$40,000
$20,000
$0
Fiscal 2022
Fiscal 2023
Fiscal 2024
Fiscal 2025
Fiscal 2026
$105.5
$38.5
$12,690
$9,752
($4.1)
($1.4)
$9,040
$4,368
$234.1
$85.6
$37,134
$29,760
$344.2
$125.6
$86,789
$72,880
$162.2
$57.7
$137,300
$120,067

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2027

What am I voting on? Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2027.
Vote required for approval: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Not applicable (because this is a routine proposal, there are no broker non-votes).

The AC has selected PwC, which has audited our financial statements annually since 2004, to serve as our independent registered public accounting firm for Fiscal 2027. Our lead audit partner at PwC will serve no more than five consecutive years in that role. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders. The AC believes it is in the best interests of NVIDIA and our stockholders to retain PwC.
We expect that a representative of PwC will attend the 2026 Meeting. The PwC representative will have an opportunity to make a statement at the 2026 Meeting if he or she so desires and will also be available to respond to appropriate stockholder questions.
Recommendation of the Board
The Board recommends that you vote FOR the ratification of the selection of PwC as our independent registered accounting firm for our fiscal year ending January 31, 2027.

Fees Billed by the Independent Registered Public Accounting Firm
The following is a summary of fees billed or expected to be billed by PwC for Fiscal 2026, and fees billed by PwC for Fiscal 2025, for audit, audit related, tax, and other professional services during each fiscal year:

	Fiscal 2026	Fiscal 2025
Audit Fees (1)	$10,166,400	$8,067,106
Audit Related Fees (2)	1,716,820	724,806
Tax Fees (3)	1,076,103	856,439
All Other Fees (4)	401,999	354,000
Total Fees	$13,361,322	$10,002,351
(1)For the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, review of our quarterly financial statements and annual reports, and fees related to statutory audits of some of our international entities.
(2)For a review of select sustainability metrics, system and organization controls reporting, accounting system pre-implementation controls review, and other attestation services.
(3)For tax compliance, consulting, and tax audit defense services.
(4)For products or services other than those referenced above, including a cybersecurity maturity assessment and subscription to accounting disclosure software.

All services provided for Fiscal 2026 and 2025 described above were pre-approved by the AC or the AC Chairperson through the authority granted to him by the AC, which is described below. Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.
Pre-Approval Policies and Procedures
The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases, the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to the AC Chairperson to pre-approve additional audit and non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. Such pre-approval is then communicated to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.
The Audit Committee, or AC, oversees accounting, financial reporting, internal control over financial reporting, financial practices, and audit activities of NVIDIA and its subsidiaries. The AC reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for Fiscal 2026, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 25, 2026. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the AC under applicable standards. The AC oversees these processes. Also, the AC has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The AC approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.
NVIDIA has an internal audit function that reports to the AC. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal controls and the operating effectiveness of our business processes. The AC approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.
The AC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The AC does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP, or assess our internal control over financial reporting. The AC relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.
In this context, the AC reviewed and discussed the audited consolidated financial statements for Fiscal 2026 with management and our internal control over financial reporting with management and PwC. Specifically, the AC discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the AC concerning independence. The AC also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.
Based on the AC’s review and discussions, the AC recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 25, 2026.
Audit Committee
A. Brooke Seawell, Tench Coxe, Harvey C. Jones, Melissa B. Lora, and Aarti Shah

Stockholder Proposals

We will promptly furnish the address and, to our knowledge, the number of shares held by the stockholder proponents of the proposals below upon receipt of a request to our Secretary for such information at email to shareholdermeeting@nvidia.com or by phone at: (408) 486-2000.
Proposal 4—Stockholder Proposal: Simple Majority Vote Standard

What am I voting on? A stockholder proposal to eliminate all supermajority voting provisions.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2026 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 4. John Chevedden has notified us of his intent to present the following proposal at the 2026 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 4 – Majority Vote Standard
Shareholders request that the Board of Directors take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes that the Company shall state in its governing documents that it shall not have any default super-majority voting standards upon adoption of this proposal.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. The supermajority voting requirements, like those of NVIDIA Corporation (NVDA), have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements can be used to block proposals supported by most shareowners but opposed by management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.

This proposal topic received 98% support each in 2024 at Domino's Pizza, FMC Corporation, ConocoPhillips, Masco Corporation and Power Integrations.

This proposal includes that the Board commit to not make any effort to defeat a NVDA proposal on this topic.

This proposal also includes that the Board commit to make a robust extra effort from a proxy solicitor perspective with the objective of obtaining the required vote for shareholder approval of this proposal topic as a binding NVDA proposal. As a matter of fact it may only take a de minimis extra effort since the 2025 NVDA proposal came so close to shareholder approval as described in the next paragraph.

The precise extra effort is at the Board's discretion. One proven method is to adjourn the annual meeting for up to 2-weeks and seek more votes. This seems to be a prudent step since the 2025 NVDA proposal on this topic received 65% support from all outstanding NVDA shares and thus came so close to the 67% votes required.

Please vote yes:
Majority Vote Standard – Proposal 4

Opposing Statement of the Board
Our Board recommends a vote AGAINST Proposal 4.
At our 2025 Meeting, the Board proposed and recommended that stockholders approve an amendment and restatement of our Charter to eliminate the remaining supermajority voting provisions (the “2025 A&R Charter Proposal”). The Board also planned to adopt conforming amendments to our Bylaws, contingent on stockholder approval of such proposal. However, the 2025 A&R Charter Proposal did not receive the required level of stockholder support for approval.
To effectuate Proposal 4, the Board would need to resubmit a proposal substantially similar to the 2025 A&R Charter Proposal for stockholder approval at a future annual meeting. At this time, the Board believes that addressing repetitive proposals on this topic would not be an effective use of time, resources, and attention.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 4— Simple Majority Vote Standard.

Proposal 5—Stockholder Proposal: Report on Faith-Based Community Resource Groups

What am I voting on? A stockholder proposal requesting an evaluation and report on faith-based community resource groups.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2026 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 5. William Cunningham has notified us of its intent to present the following proposal at the 2026 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 5 – Report on Faith-Based Community Resource Groups
Whereas: NVIDIA is one of the largest and most high-profile companies in the United States, employing1 more than 35,000 people from a plethora of different cultural & religious backgrounds. As a major employer, NVIDIA should support the religious freedom of its employees. NVIDIA is already required to comply with many laws prohibiting discrimination against employees based on their religious status and views.

Respecting diverse religious views allows NVIDIA to attract the most qualified talent, promote a diverse and vibrant business culture, and is a key component to make sure it fully engages each of its employees. One of the best ways to promote religious diversity is through faith-based community resource groups (elsewhere known as employee resource groups, or ERGs). CRGs allow like-minded employees to connect with one another, seek professional development, and promote understanding and dialogue with the broader workforce. Despite this, NVIDIA does not have a faith-based community resource group (CRG).

NVIDIA does not rectify this apparently disparity in treatment even though the vast majority of Americans identify as religious, and even though the Company recognizes CRGs formed around gender, sexual identity, along a variety of other criteria as per its website.2

According to the 2023 Freedom at Work3 survey, 60% of employees were concerned that their company would punish them for expressing their religious or political views at work, and 54% said they feared the same for sharing these views even on their private social media accounts. NVIDIA needs to take proactive steps to address this shortcoming by promoting faith-based CRGs and providing them the same support and access that other CRGs enjoy.

This isn’t merely a political or social point but a matter of brand value. NVIDIA is the highest-valued company on earth, with an estimated brand value3 exceeding $87.9 billion, 67 percent of its more than $130 billion revenue in 2025.4 NVIDIA is one of the most influential players in the American technological landscape. As concerns over neutrality on controversial issues, respect for religion, and equal treatment for employees at America’s largest companies continue to mount, shareholders are right to ask about how the company’s workforce policies forward this goal of equal treatment.

Recent Supreme Court decisions in Groff v. DeJoy and Muldrow v. City of St. Louis have also clarified that religious protections for employees extend to all terms, conditions, and privileges of employment, not just monetary compensation. So failure to allow faith-based community resource groups may be illegal.

Resolved: Shareholders request the Board of Directors of NVIDIA Corporation conduct an evaluation and issue a report, or disclose analysis which has already been performed, within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating the risks related to religious discrimination against employees.
1 https://www.macrotrends.net/stocks/charts/NVDA/nvidia/number-of-employees
2 https://www.nvidia.com/en-us/about-nvidia/careers/diversity-and-inclusion/
3 https://www.marketingweek.com/nvidia-brand-value/
4 https://nvidianews.nvidia.com/news/nvidia-announces-financial-results-for-fourth-quarter-and-fiscal-2025

Opposing Statement of the Board
Our Board recommends a vote AGAINST Proposal 5. The requested report is unnecessary and would not provide meaningful additional benefits to NVIDIA or enhance stockholder value as we have already implemented robust systems and processes designed to minimize risks related to religious and other discrimination.
NVIDIA is committed to ensuring that our employees are protected and supported through enterprise-wide policies, practices, and reporting mechanisms. We maintain a work environment in which all individuals are treated with dignity and respect. We do not tolerate unlawful discrimination, harassment, or retaliation in any form, including based on religion or creed and all employees are required to participate in discrimination and harassment prevention training. Our employees have multiple avenues to report concerns about harassment, discrimination or other workplace conduct, including anonymously and without fear of retaliation, and we investigate complaints promptly and take appropriate action when warranted. We also regularly gather employee feedback through surveys and other forums to identify concerns, track progress, and respond quickly to employee needs.
The Board believes that our existing policies, practices, and feedback mechanisms already address the issues raised in Proposal 5, and that the additional evaluation and reporting requested would not be necessary or beneficial for NVIDIA or our stockholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 5—Report on Faith-Based Community Resource Groups.

Proposal 6—Stockholder Proposal: Report on Workforce Civil Liberties

What am I voting on? A stockholder proposal requesting an evaluation and report on civil rights and non-discrimination related to DEI.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2026 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 6. American Conservative Values ETF has notified us of its intent to present the following proposal at the 2026 Meeting.
Stockholder Proposal and Supporting Statement
Proposal 6 – Report on Respecting Workforce Civil Liberties
NVIDIA Corporation has over 36,000 employees. As an employer, it is legally required to comply with many laws prohibiting discrimination against employees on a variety of factors, including race, sex, religion, and sometimes political affiliation.

But the 2025 edition of the Viewpoint Diversity Score Business Index1 found that 90% of scored companies, as well as NVIDIA, promote divisive training and recruitment concepts like critical race theory (CRT) that replace genuine cultural and ideological diversity with a narrow focus on group identity. NVIDIA has stated that it has “increased [its] focus on diversity recruiting” and “when recruiting new talent. . . [it] strive[s] to build a robust talent pipeline that includes those underrepresented in the technology field, including women, black/African American, and Hispanic/Latino candidates.”2

Focusing on these metrics in recruiting is rooted in concepts that label employees as “oppressed” or “oppressors” based on belief or immutable traits, which can foster hostility and partiality instead of equal opportunity based on merit. A recent study found that DEI actually increases bias, hostility, and attribution of discriminatory intent instead of reducing them.3 DEI also silences dissenting views: the Freedom at Work survey found that 60% of employees feared reprisal for expressing their religious or political views at work, and over half feared the same for private social media posts.4

Companies are also facing increased legal and reputational risk for DEI programs that make distinctions based on race or other protected classes in light of recent Supreme Court decisions in Students for Fair Admission v. Harvard, Groff v DeJoy, City of St. Louis v. Muldrow, and Ames v. Ohio Department of Youth Services. State attorneys general and employees have initiated lawsuits and investigations.5 Recent scholarship has cast serious doubt on the common assertion that DEI is good for business.6 The Wall Street Journal recently reported that “Diversity Goals Are Disappearing from Companies’ Annual Reports.”7 And numerous companies are voluntarily removing DEI initiatives entirely in response to sustained customer dissatisfaction and public pressure.8

On top of this, President Trump issued an executive order seeking to root out illegal DEI practices, including in the private sector.9 The EEOC has initiated investigations and secured settlements from major law firms to stop their DEI practices.10 The EEOC and DOJ jointly issued guidance detailing DEI practices that may be illegal and encouraging whistleblowers to report these practices.11 In light of these risks, the Company must take immediate steps to assess potential shortcomings and allay these concerns.

Resolved: Shareholders request the Board of Directors conduct an evaluation and issue a report within the next year, at reasonable cost and excluding proprietary and confidential information, evaluating how NVIDIA’s hiring and training policies and practices impact employees and prospective employees based on their race, color, religion (including religious views), sex, national origin, or political views, and the associated legal, reputational, operational, and other relevant risks to the NVIDIA.
1 https://storage.googleapis.com/vds_storage/document/2025 Business-Index.pdf
2 https://images.nvidia.com/aem-dam/Solutions/documents/NVIDIA-Sustainability-Report-Fiscal-Year-2025.pdf#:~:text=When%20recruiting%20new%20talent%20or,and%20partnering%20with%20our%20community
3 https://www.dailywire.com/news/new-bombshell-study-shows-dei-programs-increase-hostility
4 https://www.viewpointdiversityscore.org/polling
5 https://www.wsj.com/us-news/law/diversity-equity-dei-companies-blum-2040b173
6 https://econjwatch.org/articles/mckinsey-s-diversity-matters-delivers-wins-results-revisited
7 https://www.wsj.com/business/diversity-goals-are-disappearing-from-companies-annual-reports-459d1ef3
8 https://www.dailymail.co.uk/news/article-13812241/american-brand-dei-rules-backlash.html
9 https://www.whitehouse.gov/presidential-actions/2025/01/ending-illegal-discrimination-and-restoring-merit-based-opportunity/
10 https://www.hrdive.com/news/four-big-law-firms-curb-dei-eeoc-settlements/745314/
11 https://www.mayerbrown.com/en/insights/publications/2025/04/doj-and-eeoc-issue-guidance-regarding-unlawful-dei-related-discrimination

Opposing Statement of the Board

Our Board recommends a vote AGAINST Proposal 6. The requested report is unnecessary and would not provide meaningful additional benefits to NVIDIA or enhance stockholder value.

NVIDIA complies with applicable law and is committed to equal employment opportunity requirements. We do not discriminate against employees or applicants for employment on the basis of race, color, religion, sex, gender, marital status, veteran status, age, national origin, ancestry, disability, genetic or medical information, sexual orientation, pregnancy, childbirth or related medical conditions, or any other characteristic protected by applicable law. Our employment decisions – including recruitment, hiring, training, compensation, benefits, promotions, transfers, and terminations – are based on merit, valid job requirements, and other lawful criteria.

In addition, the Board maintains strong oversight and compliance mechanisms to ensure these policies and practices are effectively implemented. The CC oversees our human capital management policies and strategies, the AC oversees compliance with legal and regulatory requirements, ethical standards, and our compliance programs, and the NCGC oversees compliance with our Code of Conduct. Together, these oversight structures provide sufficient and comprehensive governance and accountability for the policies and practices addressed by Proposal 6.

The Board believes that our existing policies, practices, and oversight mechanisms already address the issues raised in Proposal 6, and that the additional evaluation and reporting requested would not be necessary or beneficial for NVIDIA or our stockholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 6—Report on Workforce Civil Liberties.

Proposal 7—Stockholder Proposal: Greenhouse Gas Emissions Disclosure

What am I voting on? A stockholder proposal to requesting a report disclosing GHG emissions from the use of the Company’s sold products.
Vote required: A majority of the shares present, in person or represented by proxy, and entitled to vote on this matter.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

Below is a stockholder proposal and supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. This stockholder proposal is required to be voted upon at the 2026 Meeting only if properly presented. Our Board opposes adoption of this stockholder proposal and recommends that you vote AGAINST Proposal 7. Green Century Capital Management, Inc. has notified us of its intent to present the following proposal at the 2026 Meeting. Mercy Investment Services, Inc. is a co-filer for this proposal.
Stockholder Proposal and Supporting Statement
Proposal 7 – Greenhouse Gas Emissions Disclosure
Whereas: Climate change poses macroeconomic risks that can depress returns for long-term diversified investors. Severe weather accounted for a record 21 billion-dollar disasters in 2025.1

In its 10-K, NVIDIA acknowledges that “climate change, its impact on our supply chain and critical infrastructure worldwide…may disrupt our business and cause us to experience higher attrition, losses and costs.”2 One-third of semiconductor supply could be at risk within a decade unless the industry adapts to manage climate risks.3

Meanwhile, energy-intensive artificial intelligence (AI) is compounding climate risk. Goldman Sachs research forecasts data centers’ global power demand will increase 50% by 2027, and the rate of U.S. AI growth is expected to emit an additional 24 to 44 million metric tons of carbon dioxide by 2030.4

NVIDIA plays a key role in the expansion of AI through designing AI chips, systems, and software.

While NVIDIA set 2030 targets to reduce absolute greenhouse gas emissions (GHG) emissions from electricity usage and emissions intensity from use of its sold products, in the proponent’s opinion, NVIDIA’s progress toward mitigating climate risk through real world achievement of GHG emissions reductions is difficult to assess.

For instance, NVIDIA reported zero market-based electricity emissions as a part of its overall operational emissions in FY25, partly due to contracting renewable energy projects across the grid. Meanwhile, it also disclosed a separate increase in location-based electricity emissions from the energy it drew from the local power grid.5 Additionally, the company’s total absolute emissions nearly doubled between fiscal years 2024 and 2025.6

Furthermore, NVIDIA’s reported GHG inventory does not include use of its sold products. These emissions are likely a significant contributor to the company’s GHG footprint based on peer comparison7 and represent a key metric for tracking emissions reductions.

Peers AMD, Intel, Onsemi, and NXP have committed to reporting or already published more detailed climate disclosures that include:

•Absolute emissions from use of sold products and initiatives to reduce them;
•Third-party validation and increased criteria for renewable energy projects;
•Emissions pathways to 2030, including plans to advance climate initiatives across their value chains.

By enhancing its emissions disclosures, NVIDIA will increase the legitimacy of its climate targets and better demonstrate climate risk mitigation progress to investors as its business grows.

RESOLVED: Shareholders request that NVIDIA issue a report, at reasonable cost and omitting proprietary information, disclosing the GHG emissions from use of its sold products.
1 https://www.climatecentral.org/climate-matters/2025-in-review
2 https://d18rn0p25nwr6d.cloudfront.net/CIK-0001045810/177440d5-3b32-4185-8cc8-95500a9dc783.pdf, 22
3 https://www.pwc.com/gx/en/news-room/press-releases/2025/climate-risks-to-semiconductor-supply.html
4 https://www.goldmansachs.com/insights/articles/ai-to-drive-165-increase-in-data-center-power-demand-by-2030; https://www.npr.org/2025/11/14/nx-s1-5608188/data-center-ai-space-lizards
5 https://images.nvidia.com/aem-dam/Solutions/documents/NVIDIA-Sustainability-Report-Fiscal-Year-2025.pdf, 29
6 https://images.nvidia.com/aem-dam/Solutions/documents/NVIDIA-Sustainability-Report-Fiscal-Year-2025.pdf, 29
7 https://www.amd.com/en/corporate/corporate-responsibility/cr-data-tables.html#environmental; https://csrreportbuilder.intel.com/pdfbuilder/pdfs/CSR-2024-25-Full-Report.pdf, 36

SUPPORTING STATEMENT: Proponents recommend, at management’s discretion:
•Disclosing emissions that account for major sources of its total GHG footprint;
•Considering GHG emissions disclosure guidance;
•Reporting based on reasonable emissions estimates, updated annually, and providing timelines for issuing or completing disclosures;
•Outlining whether and how the company plans to achieve absolute emissions reductions.

Opposing Statement of the Board

Our Board recommends a vote AGAINST Proposal 7 because it is unnecessary, overly prescriptive and not in the best interests of NVIDIA or our stockholders.

The proposal is unnecessary given NVIDIA’s history of robust climate reporting and targets, and our future disclosure plans

NVIDIA’s current practices evidence a clear commitment to sustainability, climate risk management, and effective disclosure. For example, NVIDIA consistently publishes highly detailed climate reporting, including in our 2025 Sustainability Report, which is assured by our financial auditor. In addition to Scope 1 and 2 emissions, our public reporting includes Scope 3 emissions across eight categories, as well as disclosure on product energy efficiency, climate strategy, and progress towards achieving our targets, including our success in meeting our renewable energy and supplier engagement targets. In 2025, we also announced significant new targets validated by the Science Based Targets initiative (SBTi), which include absolute Scope 1 and 2 emissions reductions and reductions in Scope 3 emissions intensity from use of sold GPU products. In 2025, in an effort to offer additional transparency into emissions, we also began publishing the market’s first summaries of ISO-conformant, third-party reviewed product carbon footprints for accelerated computing products. We continue to advance our climate reporting and, as discussed with the proponent, are planning further enhancements of our Scope 3 reporting, including emissions from the use of sold products.

The proposal adopts an overly prescriptive approach to highly complex disclosures

The Board believes NVIDIA’s management, supported by our CS team and overseen by the NCGC, is best positioned to make decisions regarding the specific content and methodology of our climate disclosures. Scope 3 disclosures are inherently complex and subject to varied and developing calculation methodologies, levels of assurance, and credibility. The difficulty of preparing reliable Scope 3 disclosures is particularly acute with respect to the fast-evolving AI computing industry. Despite these considerations, the proposal attempts to replace management’s judgment regarding highly technical reporting with a broad prescriptive mandate that includes no timeframe or acknowledgement of the significant challenges and judgments involved in preparing upstream emissions disclosures.

Given NVIDIA’s track record and reporting plans, adoption of a prescriptive approach to Scope 3 reporting methodology is inappropriate and unhelpful to our stockholders.
Recommendation of the Board
Our Board recommends that you vote AGAINST Proposal 7—Greenhouse Gas Emissions Disclosure.

Equity Compensation Plan Information
The number of shares that were issuable upon the vesting of outstanding RSUs and PSUs, and the number of shares that remained available for future issuance, under each of our equity compensation plans as of January 25, 2026, are summarized below. We have not had any stock options outstanding since the end of Fiscal 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	192,391,765	—	3,551,257,925	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	192,391,765		3,551,257,925
(1)This row includes our 2007 Plan and our ESPP. Under our ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, the number of shares to be issued upon exercise of outstanding rights under our ESPP as of January 25, 2026 is not determinable.
(2)    As of January 25, 2026, (a) the number of shares that remained available for future issuance under the 2007 Plan was 1,324,516,906, and (b) the number of shares that remained available for future issuance under the ESPP was 2,226,741,019, of which up to 2,825,984 shares may be purchased under the ESPP in the current purchase period which runs until August 31, 2026, based on estimated participation and contribution rates, purchase prices based on the applicable offering date prices, and the $25,000 limit under Section 423(b)(8) of the Internal Revenue Code.

During Fiscal 2026, we granted an aggregate of 69,186,497 shares under our 2007 Plan in the form of RSUs and PSUs, 1,041,733 of which were granted to our NEOs, 21,588 of which were granted to our non-employee directors, and 68,123,176 of which were granted to our other employees. For this purpose, PSUs are counted in the year of grant at the maximum number of shares that may become eligible to vest. Also during Fiscal 2026, an aggregate of 13,226,923 shares were purchased under our ESPP, 4,655 of which were purchased by our NEOs, and 13,222,268 of which were purchased by our other employees. Our non-employee directors are not eligible to participate in our ESPP.

Additional Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to individuals who were, during Fiscal 2026, our executive officers, directors and greater than 10% beneficial owners were complied with.
Other Matters
The Board knows of no other matters that will be presented for consideration at the 2026 Meeting. If any other matters are properly brought before the 2026 Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors Timothy S. Teter Secretary May 12, 2026
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 25, 2026 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, AN ADDITIONAL COPY OF THE ANNUAL REPORT. STOCKHOLDERS MAY SUBMIT THEIR REQUESTS TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2788 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 OR TO SHAREHOLDERMEETING@NVIDIA.COM. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

NVIDIA

INVESTOR RELATIONS
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95051

SCAN TO
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Go online to transmit your voting instructions and to request electronic delivery of information up until 8:59 p.m. Pacific Time on June 23, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V94570-P45260

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR each of the Nominees:

1. Election of Directors.

Nominees:	**For**	**Against**	**Abstain**
1a. Tench Coxe	☐	☐	☐
1b. John O. Dabiri	☐	☐	☐
1c. Jen-Hsun Huang	☐	☐	☐
1d. Dawn Hudson	☐	☐	☐
1e. Harvey C. Jones	☐	☐	☐
1f. Melissa B. Lora	☐	☐	☐
1g. Stephen C. Neal	☐	☐	☐
1h. A. Brooke Seawell	☐	☐	☐
1i. Aarti Shah	☐	☐	☐
1j. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory approval of our executive compensation.	☐	☐	☐
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2027.	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposals 4, 5, 6 and 7.	**For**	**Against**	**Abstain**
4. Approval of a non-binding stockholder proposal requesting the replacement of supermajority voting provisions in our charter and bylaws with a simple majority voting standard.	☐	☐	☐
5. Approval of a non-binding stockholder proposal requesting a report on faith-based community resource groups.	☐	☐	☐
6. Approval of a non-binding stockholder proposal requesting a report on workforce civil liberties.	☐	☐	☐
7. Approval of a non-binding stockholder proposal requesting reporting on greenhouse gas emissions from the use of our sold products.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Review, Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

V94571-P45260

NVIDIA CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 24, 2026

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and Timothy S. Teter (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders to be held at 9:00 a.m. PT on June 24, 2026, at *www.virtualshareholdermeeting.com/NVDA2026*, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6 and 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side